UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

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14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF 2016 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Friday June 10, 2016 10:00 a.m., local time 14313 North May Avenue Suite 100 Oklahoma City Oklahoma 73134

April 29, 2016

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 on Friday, June 10, 2016, at 10:00 a.m., local time.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please vote by telephone or via Internet or complete and return the enclosed proxy card in the accompanying envelope, in each case in accordance with the instructions provided in the enclosed proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2015 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2015 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 10, 2016.

Sincerely,

	Michael G. Moore	David L. Houston
	Chief Executive Officer and President	Chairman of the Board

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2016

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 10, 2016 at 10:00 a.m., local time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect six directors to serve until the Company’s 2017 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the compensation paid to the Company’s named executive officers;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016;

4.	To consider a stockholder proposal, if properly presented at the meeting, regarding a methane emissions report; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Vote by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card;

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 21, 2016 or their proxy holders may vote at the meeting. Directions to the meeting can be obtained from the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2016. This proxy statement and the Company’s 2015 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

By Order of the Board of Directors,

Michael G. Moore Chief Executive Officer and President

This notice and proxy statement are first being mailed to stockholders on or about May 6, 2016.

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

ii

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as Gulfport, the Company and we in this proxy statement, is soliciting your vote at the 2016 Annual Meeting of Stockholders. The proposals to be voted on by the Company’s stockholders at the 2016 Annual Meeting of Stockholders are described below.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 6);

•	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 beginning on page 58);

•	The ratification of Grant Thornton LLP as our independent auditors for 2016 (see Proposal 3 beginning on page 59);

•	The stockholder proposal, if properly presented at the meeting, regarding a methane emissions report (see Proposal 4 beginning on page 60); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendations can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect the nominated directors;

•	FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2016; and

•	AGAINST the stockholder proposal, if properly presented at the meeting, regarding a methane emissions report.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on the record date, which is April 21, 2016. Each share of common stock is entitled to one vote. As of April 21, 2016, we had 125,327,560 shares of common stock outstanding, excluding an aggregate of 615,801 shares of restricted stock and restricted stock units awarded under our 2013 Restated Stock Incentive Plan or its predecessors, but not yet vested. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 21, 2016 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

Our bylaws provide for the election of directors in uncontested elections by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not be counted for voting purposes with respect to the re-election of directors. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he does not receive a majority of the votes cast, he is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

Each of Proposals 2, 3 and 4 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against Proposal 2 and 4 will be counted as votes cast, and abstentions and broker non-votes will not be counted for voting purposes. Broker non-votes will be counted as votes cast with respect to Proposal 3.

How do I vote?

You can vote either in person by submitting a ballot at the meeting, or by proxy without attending the meeting.

To vote by proxy, you can vote in one of the following ways:

•	by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card; or

•	by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting by telephone or Internet at a later date, but prior to the deadline for telephonic and Internet voting specified in the enclosed proxy card;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Assistant Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to act as the tabulation agent and count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy (by voting by telephone, via Internet or sending a proxy card, in each case in accordance with the instructions included in the enclosed proxy card) or vote your shares held in your name at the meeting, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2016 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors, to approve, on an advisory basis, the compensation paid to the Company’s named executive officers and to approve the stockholder proposal regarding a methane emissions report are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2, 3 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I vote by proxy but don’t indicate my vote on the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement, FOR the ratification of Grant Thornton LLP as our independent auditors for 2016 and AGAINST the stockholder proposal regarding a methane emissions report.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2015 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors currently consists of seven members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards. On April 27, 2016, one of our current directors, Donald L. Dillingham, informed us that he did not intend to stand for re-election at the Annual Meeting. The slate of director candidates for the Annual Meeting consists of our six other directors. We are not aware of any disagreement between us and Mr. Dillingham relating to our operations, policies or practices.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors. The compensation of our non-employee directors is described below.

Cash Compensation

Our non-employee directors are paid an annual retainer of $60,000, an attendance fee of $1,500 for each board meeting attended in person, and an attendance fee of $750 for each board meeting attended telephonically. In addition, the Chairman of the Board receives an additional $65,000 annual retainer, the audit committee chairman receives an additional $15,000 annual retainer and the chairman of each of the compensation committee and the nominating and corporate governance committee receives an additional $10,000 annual retainer. Each committee member is also paid a $1,000 attendance fee for each committee meeting attended in person and a $500 attendance fee for each committee meeting attended telephonically.

Equity Compensation

Our non-employee directors are entitled to receive an annual grant of restricted stock with an aggregate value of approximately $125,000 based on the closing price of our common stock on the date of grant, with vesting to occur in the following year. On September 10, 2015, we awarded the 2015 annual director grant in the amount of 3,830 shares of our restricted stock to each of our then-serving non-employee directors under our 2013 Restated Stock Incentive Plan, which shares will vest on June 18, 2016 if the non-employee director is in continuous service on that date. In connection with the appointment of C. Doug Johnson as a director of the Company effective September 10, 2015, Mr. Johnson received a grant of 2,951 shares of our restricted stock, which shares will vest on June 18, 2016, if he is in continuous service on that date, representing a pro-rated portion of the annual non-employee director grant to reflect Mr. Johnson’s service on the board of directors commencing on September 10, 2015. Further information regarding our director compensation in 2015 is set forth under the heading “2015 Director Compensation” below.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $596,717. We have also entered into indemnification agreements with each of our current directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2015?

The board of directors met eight times in 2015. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2016 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MICHAEL G. MOORE, age 59. Mr. Moore was appointed as our Chief Executive Officer and as a member of our board of directors on April 22, 2014, and has served as our President since August 2013. He served as our Chief Financial Officer and Secretary from July 2000 to April 2014 and as our Vice President from July 2000 until his appointment as President in August 2013. Mr. Moore also served as our Interim Chief Executive Officer from February 15, 2014 until his appointment as our Chief Executive Officer on April 22, 2014. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas, Inc. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration Degree in Finance and his Master’s in Business Administration from the University of Central Oklahoma.

DAVID L. HOUSTON, age 63. Mr. Houston has served as a director of the Company since July 1998 and as Chairman of the Board since July 2013. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm providing wealth management products and services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as the lead director on the board of directors of Diamondback Energy, Inc. (Nasdaq Global Market: FANG) since October 2012, is a member of its audit and compensation committees and is the chair of its nominating and corporate governance committee. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science Degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

BEN T. MORRIS, age 70. Mr. Morris has served as a director of the Company since August 4, 2014. From 2009 to 2012, Mr. Morris served as the Vice Chairman of the board of directors of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987, or SMHG. Since its founding, Mr. Morris has served in various capacities with SMHG, including Executive Vice President and Director of Investment Banking, President and Chief Executive Officer and a member of the board of directors of SMH Capital, a subsidiary of SMHG, and Chief Executive Officer and a member of the board of directors of SMHG. Since 2012, Mr. Morris has continued as an employee of Sanders Morris Harris, Inc., a former subsidiary of SMHG. From 1980 to 1986, Mr. Morris served as the Chief Operating Officer of Tatham Corporation, a privately-held company engaged in natural gas transportation and marketing and oil and gas exploration and production. Mr. Morris began his career as an accountant at Price Waterhouse & Co. in 1967, and in 1973 joined Mid American Oil and Gas Inc. as Chief Financial Officer, eventually serving as President of the company until its sale in 1979. Since July 2011, Mr. Morris has served as a member of the board of directors and Chairman of the audit committee of Yuma Energy, Inc., a publicly traded exploration and production company. Mr. Morris has also served on the boards of several public companies, including Capital Title Group from 1998 to 2006, American Equity Investment Life Holding Company from 1997 to 2006, Tyler Technologies, Inc. from 2002 until 2005, where he served as Chairman of its audit committee, Fresh America Corp. from 1992 until 1996, where he served as a member of the compensation committee, and Deeptech International Inc. from 1988 until 1997. Mr. Morris has an extensive financial background, with over 25 years of experience in various aspects of the investment banking business. Mr. Morris received his Bachelor of Business Administration Degree from the University of North Texas, and also holds a Certified Public Accountant certificate from the State of Texas, along with several securities licenses.

C. DOUG JOHNSON, age 56. Mr. Johnson has served as a director of the Company since September 2015. Since August 1981, Mr. Johnson served in various roles at Phillips 66 and its predecessors Phillips Petroleum Co. and ConocoPhillips Company, which was formed by the merger of Philips Petroleum Co. and Conoco Inc. in 2002. Mr. Johnson most recently served as Vice President, Controller and principal accounting officer of Phillips 66, a publicly traded company engaged in mid-stream, chemicals, and refining, from April 2012 until his retirement on December 31, 2014. During the same period, he also served as Vice President, Controller and principal accounting officer of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly traded pipeline subsidiary of Phillips 66. From June 2010 until April 2012, Mr. Johnson served as General Manager, Upstream Finance, Strategy and Planning at ConocoPhillips. Prior to that, Mr. Johnson’s tenure at ConocoPhillips included his service as General Manager, Downstream Finance from 2008 to 2010 and General Manager, Upstream Finance from 2005 to 2008. Mr. Johnson also served on the board of Chevron Phillips Chemical Company LLC, a joint venture of Phillips 66 Partners LP and Chevron Corp., and its audit committee, where he was co-chairman, from April 2012 until December 2014. Mr. Johnson has an extensive financial and accounting background, with over 33 years of service in the oil and natural gas industry. Mr. Johnson received his Bachelor of Science Degree in Accounting from the University of Arkansas, and also holds a Certified Public Accountant certificate from the State of Oklahoma.

SCOTT E. STRELLER, age 48. Mr. Streller has served as a director of the Company since August 2006. He currently serves as chairman of Company’s compensation committee and as a member on the audit and nominating and corporate governance committees. In 1992, Mr. Streller founded the Scott Streller Insurance and Financial Services Agency (Farmers Insurance), which has been recognized both regionally and nationally as one of the top agencies within the Farmers Insurance Group of Companies. Mr. Streller is active in the community and has served in a variety of leadership roles in local public and non-profit organizations. Additionally, Mr. Streller frequently serves as a guest lecturer at local universities and insurance and financial services seminars. Mr. Streller earned a Bachelor’s Degree in Business Management from the University of Central Oklahoma. In addition, Mr. Streller received a Master’s in Athletic Administration from Oklahoma State University.

CRAIG GROESCHEL, age 48. Mr. Groeschel has served as a director of the Company since August 2011. Since 1996, Mr. Groeschel has served as a founding pastor of LifeChurch, one of the largest churches in the United States. Since founding LifeChurch, Mr. Groeschel has served on its Board of Directors. Under Mr. Groeschel’s leadership, LifeChurch has grown to 25 locations in seven states. Mr. Groeschel received a Bachelor’s Degree in Business Marketing from the Oklahoma City University, a Master’s of Divinity Degree from the Phillips Graduate Seminary and an Honorary Doctorate of Human Letters from Southeastern Christian University. Mr. Groeschel is a frequent speaker at various domestic and international forums and an author of a number of books.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has an audit committee, a nominating and corporate governance committee, which we refer to herein as the nominating committee, and a compensation committee, which committees perform the functions specified below. The members of each committee are as of the date of this proxy statement.

Committee	Members	Principal Functions	Number of Meetings in 2015
Audit	David L. Houston* Donald L. Dillingham+ C. Doug Johnson Ben T. Morris Scott E. Streller

•      Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•      Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•      Monitors our compliance with legal and regulatory requirements.

•      Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•      Reviews and approves related party transactions.

•      Appoints, determines compensation, evaluates and terminates our independent auditors.

•      Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•      Prepares the report required by the Securities and Exchange Commission, or the SEC, for the inclusion in our annual proxy statement.

•      Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

•      Inform our independent auditors of the audit committee’s understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors’ evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.

Four (4)

Committee	Members	Principal Functions	Number of Meetings in 2015
Compensation	Scott E. Streller* Craig Groeschel David L. Houston C. Doug Johnson

•      Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•      Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•      Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•      Reviews, approves and administers our cash-based incentive bonus plans, including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan.

•      Makes recommendations to the board with respect to incentive compensation.

•      Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.

•      Conducts annual performance evaluation of the committee.

•      Reviews disclosure related to executive compensation in our proxy statement and prepares an annual compensation committee report.

•      Reviews and considers the stockholders’ advisory vote on executive compensation and the frequency of holding such advisory vote.

•      Reviews and reassesses the adequacy of the compensation committee charter.

Six (6)

Nominating and Corporate Governance	Ben T. Morris* Donald L. Dillingham+ David L. Houston Scott E. Streller

•      Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•      Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•      Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

Three (3)

Committee	Members	Principal Functions	Number of Meetings in 2015

•       Reviews and recommends to the board of directors appropriate corporate governance policies and procedures for the Company.

•       Conducts an annual assessment of the qualifications and performance of the board of directors.

•       Annually reviews and reports to the board of directors on the performance of management.

•       Reviews and reassesses the adequacy of the nominating committee charter.

*	Committee Chairperson.
+	Mr. Dillingham informed us that he did not intend to stand for re-election at the Annual Meeting.

Do the committees have written charters?

Yes. The charters for our audit committee, compensation committee and nominating committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Assistant Corporate Secretary, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

Our board of directors has determined that current board members Donald L. Dillingham, Craig Groeschel, David L. Houston, C. Doug Johnson, Ben T. Morris and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the audit committee, Mr. Morris, Mr. Johnson and Mr. Dillingham qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the compensation committee and the nominating committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2015, our non-management members of the board of directors met in an executive session on May 5, 2015, and our audit committee and our compensation committee met in executive session an aggregate of five times.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Assistant Corporate Secretary, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Our Assistant Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Assistant Corporate Secretary, relates to the functions of our board of directors or a committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our six directors then-serving attended the 2015 Annual Meeting of Stockholders in person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, Chief Accounting Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process for Directors, Director Qualifications and Review of Director Nominees

The nominating committee is currently comprised of four non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the nominating committee’s charter, our nominating committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management and through the use of third-party search firms.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our business. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In addition to the foregoing factors, our nominating committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our nominating committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the board of directors and applicable committee meetings. In accordance with its charter, our nominating committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Assistant Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors. See “Submission of Future Stockholder Proposals” below for additional detail regarding submitting director nominees.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees. On April 27, 2016, Mr. Dillingham informed us that he did not intend to stand for re-election at the Annual Meeting. The slate of director candidates for the Annual Meeting consists of our six other directors. We are not aware of any disagreement between us and Mr. Dillingham relating to our operations, policies or practices.

Our nominating committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates submitted for election at this Annual Meeting, our nominating committee considered such candidates’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 6 above. In particular, with regard to Messrs. Houston and Streller, our nominating committee considered their respective business backgrounds and risk assessment skills. Mr. Moore’s public company experience while serving in various executive officer capacities at Gulfport and leadership skills that led to his promotion as our Chief Executive Officer, as well as his strong oil and natural gas background and extensive experience in finance, accounting, financial reporting, internal controls and corporate governance, led our nominating committee to conclude that he should serve as one of our directors. Mr. Morris’s prior public company experience, extensive financial background, with over 25 years of experience in various aspects of the investment banking business, and strong oil and natural gas background were considered by our nominating committee. With regard to Mr. Groeschel, our nominating committee considered his leadership and prior board service at a non-profit organization, community involvement and communication skills. Mr. Johnson’s prior public company experience, as well as his strong oil and natural gas background and financial experience, led our nominating committee to appoint Mr. Johnson as a director, effective September 10, 2015, and to recommend Mr. Johnson as a nominee to continue to serve as one of our directors. Each of the director nominees has consented to serve as a director if elected.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals, and the Chairman of the Board is a non-executive position elected from among the directors by the board. Separating the positions of Chairman of the Board and Chief Executive Officer has allowed our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board has provided leadership to our board of directors and worked with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board has set the board agendas, with the input from other members of the board and our management, facilitated communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presided at meetings of our board of directors and stockholders. The Chairman of the Board has also advised and counseled our Chief Executive Officer and other officers. Our board of directors does not have a position of a lead director.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Five out of six of our director nominees are independent under the Nasdaq listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, nominating and compensation committees, each having an independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees our compensation policies and practices and their impact on risk and risk management. The chair of our nominating committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with the supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2015.

Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2015.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2015, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Accounting Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2015, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016. Our internal control over financial reporting as of December 31, 2015 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016. The audit committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standard No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE AUDIT COMMITTEE

David L. Houston, Chairman

Donald L. Dillingham

C. Doug Johnson

Ben T. Morris

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Michael G. Moore	59	Chief Executive Officer and President
Aaron Gaydosik	40	Chief Financial Officer
J. Ross Kirtley	61	Chief Operating Officer
Keri Crowell	41	Chief Accounting Officer
Stuart A. Maier	62	Vice President of Geosciences
Steve R. Baldwin	62	Vice President of Reservoir Engineering

Biographical information for Mr. Moore is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

AARON GAYDOSIK. Mr. Gaydosik has served as Chief Financial Officer of the Company since August 11, 2014. From July 2013 until joining the Company, Mr. Gaydosik served as Vice President of Finance at Kodiak Oil & Gas Corp., an independent energy company with operations focused primarily in the Williston Basin of North Dakota. From May 2007 through July 2013, Mr. Gaydosik held various positions of increasing levels of responsibility at Credit Suisse Securities (USA), LLC, most recently as a Director in its Oil and Gas Group, focused on capital markets and advisory transactions primarily for exploration and production companies. His prior investment banking experience also includes two years in the energy group at Wachovia Securities. Mr. Gaydosik holds a Bachelor of Business Administration in Finance from Southern Methodist University and a Masters of Business Administration from the University of Chicago Booth School of Business.

J. ROSS KIRTLEY. Mr. Kirtley has served as Chief Operating Officer of the Company since April 22, 2014. Previously, Mr. Kirtley served as Chief Operating Officer of our Ohio activities from October 2013 through April 22, 2014. From January 2007 to January 2013, he served as Vice President of Services for Sandridge Energy, Inc. and President of Lariat Services, Inc., Hondo Heavy Haul, Inc. and Chapparal Supply, LLC, each a wholly-owned subsidiary of Sandridge Energy, Inc. Prior to joining Sandridge Energy, Inc., Mr. Kirtley served as Business Manager for NOMAC Drilling, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation for one year. Mr. Kirtley graduated from Southwestern Oklahoma State University in 1977.

KERI CROWELL. Ms. Crowell has served as Chief Accounting Officer of the Company since September 10, 2015. Prior to her appointment, Ms. Crowell served as a Vice President of the Company since April 2014 and Controller since March 2006. Ms. Crowell joined the Company in October 2005 as Assistant Controller. Prior to joining the Company, Ms. Crowell served in various accounting and/or audit roles at Ernst and Young LLP, Arthur Andersen LLP and an Oklahoma City-based accounting firm. Ms. Crowell holds a Bachelor of Science in Business Administration and Accounting and Masters of Business Administration degrees from Oklahoma State University, and also holds a Certified Public Accountant license from the State of Oklahoma. Ms. Crowell is a member of Oklahoma Society of Certified Public Accountants and Financial Executives International, or FEI, and served as a board member and the treasurer of the FEI Oklahoma City chapter from 2012 until 2014.

STUART A. MAIER. Mr. Maier has served as Vice President of Geosciences since August 2013. Prior to that position, he served as Geological/Geophysical Manager of the Company since May 1998. From 1993 to May 1998, Mr. Maier had served as Senior Geologist with DLB Oil & Gas, Inc. From 1992 until joining DLB Oil & Gas, Inc., Mr. Maier was a consulting geologist/geophysicist and, from 1981 to 1991, Mr. Maier was a geologist/geophysicist with The Anschutz Corporation, an oil and natural gas exploration and production company. From 1979 to 1981, Mr. Maier was a production geologist for Gulf Oil Exploration and Production Company. From 1977 to 1979, Mr. Maier was a well site geologist. Mr. Maier received a Bachelor of Science Degree in Geology from the University of Missouri. Mr. Maier is a member of the American Association of Petroleum Geologists.

STEVE R. BALDWIN. Mr. Baldwin has served as Vice President of Reservoir Engineering since August 2013. Prior to that position, he served as Senior Reservoir Engineer of the Company since October 2006. From February 2001 through September 2006, he served as Senior Reservoir and Acquisition Engineer for Chaparral Energy Inc. From 1996 to December 2000, Mr. Baldwin served as Senior Operations Engineer for Saba Energy of Texas, Inc. Prior to that, Mr. Baldwin served as Operations Manager for Merrico Resources. Mr. Baldwin began his career with Mobil Oil Corporation after receiving his Bachelor of Science Degree from the University of Oklahoma. Mr. Baldwin is a member of the Society of Petroleum Engineers.

Compensation Discussion and Analysis

Executive Summary

2015 Performance Highlights

Despite a prolonged low commodity price environment and unfavorable macro-economic conditions, we accomplished many objectives that we believe will help us continue to navigate a tough commodity price market and focus on enhancing our operational performance and stockholder returns.

•    Year-end 2015 total proved reserves grew to 1.7 Tcfe, as compared to 933.6 Bcfe at year-end 2014, an increase of 83% year-over-year.

•    Production increased 128% to approximately 200,089 MMcfe for the year ended December 31, 2015 from approximately 87,719 MMcfe for the year ended December 31, 2014.

•    Reduced our per unit operating costs by 35% from $2.04 per Mcfe in 2014 to $1.32 per Mcfe in 2015.

•    Oil and natural gas revenues increased 6% to $709.0 million for the year ended December 31, 2015 from $670.8 million for the year ended December 31, 2014.

•    In June 2015, we acquired 6,198 gross and net acres located in Belmont and Jefferson Counties, Ohio from American Energy-Utica, LLC, or AEU, for a purchase price of approximately $68.2 million.

•    In June 2015, we acquired 38,965 gross (27,228 net) acres located in Monroe County, Ohio, approximately 14.6 MMcf per day of average net production prior to the acquisition, 18 gross (11.3 net) drilled but uncompleted wells, an 11 mile gas gathering system and a four well pad location from AEU for a total purchase price of approximately $319.0 million.

•    In April 2015, we issued 10,925,000 shares of our common stock in an underwritten public offering for net proceeds of approximately $501.8 million.

•    In April 2015, we issued $350.0 million in aggregate principal amount of our 6.625% senior unsecured notes due 2023, resulting in net proceeds to us of $343.6 million.

•    In June 2015, we issued 11,500,000 shares of our common stock in an underwritten public offering for net proceeds of approximately $479.7 million.

•    The net proceeds from these offerings were used primarily to fund our 2015 Utica Shale acreage acquisitions and capital development program.

Total Stockholder Return Performance

Our industry has experienced a decline in commodity prices since the fourth quarter of 2014, which has had an adverse effect on the entire energy industry. However, we believe we have positioned the Company to better manage this challenging commodity price environment than most of our competitors in the oil and gas industry, including our 2015 Peer Group. This has been reflected in our maintaining a strong relative total stockholder return, or TSR.

In a comparison of stockholder returns, assuming a hypothetical investment of $100 on December 31, 2010 (with reinvestment of all dividends) in our common stock, with that of the median returns of our 2014 and 2015 Peer Groups, as well as the SIG Oil Exploration and Production Index, which we refer to as the SIG Index, we achieved a 191% three-year TSR to our investors from 2011 to 2013, when the average three-year TSR of our 2014 and 2015 Peer Groups was 13% and 37%, respectively. Five-year TSR yielded a positive return for us while the TSR for both Peer Groups for the same five-year period yielded significantly negative returns. We believe this evidences our ability to have positioned the Company for success even through a tough pricing environment and to have served our investors’ interests better during this period than our peers. See also “Executive Compensation Objectives and Features—Compensation Should be Benchmarked” for more information on our 2015 Peer Group.

	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015
Gulfport Energy Corporation	$100.00	$135.84	$176.29	$291.19	$192.53	$113.33
S&P 500	$100.00	$102.45	$122.96	$169.95	$198.61	$200.39
2015 Peer Group	$100.00	$104.34	$96.82	$137.70	$99.98	$69.53
2014 Peer Group	$100.00	$93.44	$85.09	$113.66	$69.81	$45.20
SIG Index	$100.00	$102.09	$115.95	$173.37	$172.07	$115.51

Pay-for-Performance: Pay Aligned with Stockholder Interests

It is our philosophy to ensure that our executives’ interests are aligned with those of our stockholders. The compensation committee believes that this is best achieved through a significant portion of compensation being delivered through incentive compensation and long-term stock-based awards. For 2015, the aggregate annual incentive compensation and long-term equity incentive awards accounted for approximately 82% of total compensation for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Although we experienced a strong operational year, as mentioned above, our stockholders were negatively impacted by the macro-economic conditions and prolonged low commodity prices, which had a negative impact on our stock price. Despite our compensation programs being structured to reward our management team through performance-based annual incentives and equity awards, we found that in 2015 the annual incentive formula resulted in a pay-for-performance disconnect as it related to the alignment of our executives’ interests with the TSR realized by our stockholders.

For 2015, the awards granted under our 2014 Annual Incentive Plan, which we refer to as the Annual Incentive Plan, were structured to measure the growth in our oil and natural gas production and our proved reserves. The growth in our oil and natural gas production from 2014 to 2015 was 128%, which exceeded the targeted level by 153%. Proved reserves grew 83% from 2014 as compared to 2015, which represented a 163% increase above the targeted performance level. Management’s hard work and operational focus resulted in maximum performance levels being exceeded and maximum bonus payouts of 200% of target being achieved. This equated to 300% of base salary for the Chief Executive Officer, and 150% of base salary for each of the Chief Operating Officer and Chief Financial Officer. Although our stock price was not impacted as materially as many of our industry peers, in recognition of the negative stock price impact felt by our stockholders, in March 2016, the compensation committee, with management’s support, exercised negative discretion to reduce the calculated awards to targeted levels. This represented a bonus reduction of 50% for each executive.

2015 Executive Compensation Vote

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”) in accordance with the Dodd-Frank Act. At our June 2014 and 2015 annual meetings of stockholders, our stockholders expressed support for the compensation of our named executive officers, with approximately 91% and 69%, respectively, of the votes cast for approval of the “say-on-pay” advisory vote. The compensation committee carefully considers the level of voting support from our stockholders on the say-on-pay advisory vote. Although the compensation committee believes that the 2014 result of the “say-on-pay” advisory vote affirmed our stockholders’ support of our executive compensation policies and practices, the compensation committee carefully examined our compensation practices in response to the 2015 stockholder vote.

Enhancements to 2015 Executive Compensation Programs

The compensation committee strongly believes in developing pay-for-performance executive compensation practices through increasing the percentage of pay which is at-risk. As such, during the course of the regular compensation assessment process, and in an effort to better align executive compensation with stockholders’ interests and to further enhance our pay-for-performance philosophy, in March 2015, the compensation committee implemented enhancements to our executive compensation program to include a greater focus on achieving specific goals to earn performance-based compensation. Additional details of these enhancements are provided below in this Compensation Discussion and Analysis; however, the following highlights certain actions taken by the compensation committee in March 2015:

•	No Guaranteed Bonuses. The compensation committee discontinued any guaranteed bonuses to our executives.

•	Metric Driven Performance Bonus Program. While target annual bonus levels for 2015 remained unchanged from 2014, new performance metrics were established for 2015 that were based upon the level of achievement of growth in our oil and natural gas production and estimated proved reserves.

•	Long-term Incentive Targets. Established a consistent approach with respect to long-term equity awards whereby each executive is assigned an annual equity value based on a percentage of base salary. Prior to this change, the Chief Executive Officer was provided a fixed number of shares each year and other executives were assigned a targeted percentage.

We believe the changes made to our annual bonus and long-term equity-based compensation for 2015 continue to enhance our executive pay structure and further align our executives’ pay opportunities with the interests of our stockholders. Additionally, the following table summarizes the compensation best practices that we follow and the disfavored compensation practices that we avoid.

Compensation Best Practices that We Follow
Pay for Performance—We tie pay to performance. A significant portion of our executive pay is based upon performance and not guaranteed. We have established clear goals for corporate performance and in establishing annual base salary and eligibility to participate in incentive compensation programs. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.
Mitigate Undue Risk—We mitigate undue risk associated with compensation, including using multiple performance targets and robust board and management processes, to avoid unnecessary or excessive risk taking.
Minimal Perquisites—We provide only minimal perquisites to our named executive officers that are not generally available to all other employees.
Regular Review of Share Utilization—We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual burn rates (the aggregate shares awarded as a percentage of total outstanding shares) when determining the number of shares to award.
Clawback Policy—The compensation committee is committed to instituting a clawback policy once the SEC has issued clear guidance on this topic.
Deductibility of Executive Pay—We consider deductibility when structuring executive compensation.
Independent Compensation Consulting Firm—The compensation committee uses an independent compensation consulting firm, Longnecker & Associates, to assist it with evaluation of its executive compensation programs and market practices, which provides no other services to the Company.
Annual Advisory “Say-on-Pay” Vote—We hold an annual advisory “say-on-pay” vote.

Disfavored Compensation Practices that We do not Follow
No liberal share counting under our stock incentive plan.
No re-pricing of underwater stock options.
No hedging of Gulfport securities, including publicly traded options, puts, calls and short sales by named executive officers or directors permitted.
No holding of Gulfport securities in a margin account by named executive officers or directors is permitted, nor may they pledge any Gulfport securities except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee.
No guaranteed or discretionary cash bonuses are provided to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.
No Gross-ups—Employment agreements entered into do not contain provisions entitling employees to tax gross-up payments.
No Pension or Supplemental Executive Retirement Plans—We do not offer pension or supplemental executive retirement plans to our current executives (except for our broad-based 401(k) plan).

Oversight of Compensation Programs

The compensation committee is composed entirely of independent, non-employee members of the board. The compensation committee has overall responsibility for setting the compensation for the Chief Executive Officer and for approving the compensation of the other executive officers, including the other named executive officers. The compensation committee also advises the board of directors on the adoption of policies that govern our compensation programs and administers the Annual Incentive Plan and our long-term stock incentive plan. The compensation committee periodically meets with its independent executive compensation consultant, Longnecker & Associates, or Longnecker, which assists the compensation committee with evaluation of its executive compensation programs and market practices. Longnecker provides no other services to the Company. The services Longnecker provides include:

•	analyzing the appropriateness of the 2015 Peer Group (discussed below);

•	providing and analyzing competitive market compensation data;

•	analyzing the effectiveness of executive compensation programs and making recommendations to the compensation committee with respect to any proposed changes, as may be appropriate; and

•	evaluating how well our compensation programs adhere to the philosophies and principles of the Company.

On matters pertaining to director compensation, the compensation committee also receives competitive market data and recommendations on any adjustments from Longnecker, as may be appropriate.

Executive Compensation Objectives and Features

Objectives

The guiding philosophy and specific objectives of our executive compensation program are to: (1) align executive compensation design and outcomes with our business strategy; (2) encourage management to create sustained value for our stockholders; (3) attract, retain, and engage our executives; and (4) support a performance-based culture for our named executive officers and all other employees. These primary objectives are evaluated at least annually by: (a) measuring and managing executive compensation, with the goal of focusing a growing portion of the total compensation package on a balance of short-term and long-term incentives; (b) aligning the Annual Incentive Plan goals with stockholder value-added measures; and (c) having an open and objective discussion with management and the compensation committee in setting goals for and measuring performance of the named executive officers tying it to the Company’s performance.

We believe that each of these objectives is important to our compensation program. Our compensation program is designed to reward our executives for meeting or exceeding the short-term operational and financial goals and furthering our long-term strategy without subjecting us to excessive or unnecessary risk. Specifically, the components of our executives’ compensation, such as base salaries, performance-based annual incentive bonuses and long-term equity incentive awards, are evaluated and determined on a periodic basis to ensure the amount and type of compensation received by each executive corresponds to the executive’s performance and goals for the Company’s performance and are competitive with our peers.

Compensation Philosophy

The key elements of our compensation program are:

•	base salary;

•	annual performance-based cash incentive compensation; and

•	long-term equity-based compensation.

We believe that to attract and retain talented executives, we must offer compensation that is competitive with the compensation of similarly-situated executives of comparable companies within the oil and natural gas industry. Our compensation program includes the issuance of restricted stock awards to incentivize our executive officers. It is anticipated that in the future the compensation committee will continue to structure our long-term incentive compensation in the form of restricted stock awards (including restricted stock units), consistent with peer group companies’ practices.

In the first quarter of each year, the compensation committee establishes the performance criteria and targets for certain of our executive officers and other covered employees under our performance-based Annual Incentive Plan. The compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, further aligns our executives’ interests with those of our stockholders, motivates our executives to contribute to the Company’s growth and profitability by encouraging the successful implementation of the annual business plan and objectives and links a larger portion of our executives’ compensation to the performance of the Company. In response to stockholder input, the compensation committee has determined that objective performance-based bonus opportunities should be used to compensate our executives in place of discretionary or minimum bonus requirements.

The compensation committee also evaluates the individual performance of each executive officer. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding whether to grant long-term equity awards under the Stock Incentive Plan or cash-incentive award opportunity under the performance-based Annual Incentive Plan.

Compensation Should be Benchmarked

We operate in an environment where the market for executive talent is highly competitive. The compensation committee engages its independent compensation consultant to conduct annual assessments of our peer group to ensure each peer remains appropriate year-over-year. To accomplish this and position the compensation committee to make informed decisions, our compensation consultants assessed over 50 potential peers based on multiple metrics, including revenue, assets, market cap, enterprise value and operational similarity. The compensation consultant narrows down potential peers based on a size similarity process whereby the best choice of peers in the exploration and production industry are generally within a range of 0.5 to 3.0 times the Company for the various metrics. Final peer group selections were made from within this group with further consideration given to operational similarity, market capitalization and companies with which we compete with for talent. The compensation committee approves any revisions to the peer group on an annual basis. The following 15 companies comprised the peer group used in 2015, or the 2015 Peer Group, in connection with executive compensation decisions:

Company Name	Ticker	Market Cap ($MM)	Revenue ($MM)	Assets ($MM)	Enterprise Value ($MM)
Newfield Exploration Co.	NFX	5,263	1,557	4,768	7,754
Range Resources Corp	RRC	4,088	1,598	6,900	7,675
Energen Corp	EGN	3,230	879	4,614	3,979
Gulfport Energy Corporation	GPOR	2,660	709	3,335	3,396
QEP Resources Inc.	QEP	2,368	2,019	8,426	4,091
PDC Energy Inc.	PDCE	2,109	595	2,371	2,768
Whiting Petroleum Corp	WLL	1,927	2,051	11,389	7,152
Carrizo Oil & Gas Inc.	CRZO	1,725	429	2,027	3,136
Laredo Petroleum Holdings	LPI	1,688	607	1,813	3,027
WPX Energy Inc.	WPX	1,580	1,888	8,350	5,220
SM Energy Co.	SM	1,336	1,557	5,622	3,870
Oasis Petroleum Inc.	OAS	1,025	790	5,649	3,393
Denbury Resources Inc.	DNR	694	1,258	5,920	4,039
Ultra Petroleum Corp	UPL	383	839	971	3,766
SandRidge Energy Inc.	SDOC	115	769	2,991	3,925
Rosetta Resources Inc.(1)	ROSE	—	—	—	—

GPOR Percentile Rank		79%	21%	36%	29%

(1)	Effective July 20, 2015, Rosetta Resources, Inc. was acquired by Noble Energy Inc.
(2)	All data is as of December 31, 2015.

The compensation committee used this data from the 2015 Peer Group, in connection with published industry survey data, to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the compensation committee used the data to evaluate if, for each executive position, the compensation committee’s compensation actions were appropriate, reasonable and consistent with our compensation philosophy, practices and policies, considering the market in which we compete for executive talent.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

•	base salary;

•	annual performance bonus;

•	long-term equity-based compensation;

•	severance and change of control benefits; and

•	perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize stockholder returns.

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at companies in our 2015 Peer Group. The compensation committee reviews comparable salary information provided by Longnecker as one factor to be considered in determining the base pay for the named executive officers and aims for base salaries for our executives to be between the 25th and 50th percentiles of our peer groups. The analysis conducted by Longnecker determined that each executive’s base salary was below the 25th percentile in 2015.

Other factors the compensation committee considers in determining base pay for each of the named executive officers are such executive officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. The employment agreements of the named executive officers provide that base salary will be reviewed and may be increased (but not decreased) at any time and from time to time. In 2015, the compensation committee entered into an amended and restated employment agreement with the Chief Executive Officer which contains a multi-year base salary adjustment plan, with the goal of achieving alignment between the 25th and 50th percentiles of the peer group within three years. The compensation committee considers all of these factors and ultimately makes a decision regarding any upward adjustments to the base salary of the named executive officers in its discretion.

The compensation committee reviewed the base salary of the following named executive officers in February 2015 and awarded increases effective January 1, 2015. Base salaries were increased in recognition of relative alignment to the peer group, and in keeping with our desire to remain competitive in the marketplace for executives. See also “Executive Compensation—Employment Agreements.”

Named Executive Officer	2015 Salary	2014 Salary
Michael Moore	$460,000	$400,000
Ross Kirtley	$338,000	$325,000
Aaron Gaydosik	$309,000	$300,000

Additionally, the Company promoted Ms. Keri Crowell to serve as our Chief Accounting Officer, effective September 10, 2015. In connection with her promotion, the compensation committee set Ms. Crowell’s annual base salary at $275,000. Ms. Crowell is also eligible to participate in the Company’s equity, cash incentive and other benefit plans available to other similarly situated officers of the Company.

Performance-Based Annual Incentive Bonus

The compensation committee has established a performance-based annual incentive program aimed at tying pay to performance for our executives. In connection with the program, the compensation committee has established targeted annual incentive award levels based on market information supplied by the compensation consultant, as well as a performance metric system.

In setting competitive compensation levels, the compensation committee obtained information from the compensation consultant, and, using this information, determined appropriate annual incentive award targets for each named executive officer participating in the Annual Incentive Plan as follows:

Named Executive Officer	Annual Incentive Target as % of Base Salary
Michael Moore	150%
Ross Kirtley	75%
Aaron Gaydosik	75%

For 2015, each such executive’s annual bonus opportunity ranged from zero to 200% of target depending on the actual level of performance versus the performance metric targets.

The compensation committee determined certain operational metrics based on our performance in setting the annual bonus targets for our named executive officers participating in the Annual Incentive Plan. The performance levels for each metric were approved by the compensation committee based on our 2015 corporate plan and the compensation committee’s discussions with its independent compensation consultant. The table below sets forth the operational metrics, targets and actual performance.

Performance Metric	Threshold	Target	Maximum	Actual	Actual as % of Target
Growth of Oil and Natural Gas Production	60%	75%	90%	128%	153%
Growth of Estimated Proved Reserves	15%	20%	25%	83%	163%

In March 2016, the compensation committee certified to the attainment of the pre-established performance goals and targets for 2015, which consisted of (i) growth of our oil and natural gas production, as a percentage of our production achieved in the prior year, and (ii) growth of estimated proved reserves, as a percentage of estimated proved reserves reported in the prior year, as set forth above, with each such measure weighted at 50%. The compensation committee certified that these targets were achieved at the maximum level for both growth in oil and natural gas production and growth of estimated proved reserves. While acknowledging that the leadership team executed beyond the maximum performance levels previously established, the compensation committee, with management’s support, exercised negative discretion and approved the following annual incentive bonuses at only 50% of the cash payments that were otherwise due to these named executive officers. The compensation committee did so after taking into consideration the decrease in our stock price during 2015, which was negatively impacted by the general decrease in commodity prices:

Named Executive Officer	Payout Earned	Actual Payout	% of Earned Actually Paid
Michael Moore	$1,380,000	$690,000	50%
Ross Kirtley	$507,000	$253,500	50%
Aaron Gaydosik	$463,500	$231,750	50%

Mr. Maier and Ms. Crowell did not participate in the Annual Incentive Plan during 2015 and received bonuses of $200,000 and $150,000, respectively, for 2015.

Long-Term Equity Incentive Awards

The objectives of our long-term incentive plan are to: (a) attract and retain the services of key employees, qualified independent directors, and qualified consultants and independent contractors; (b) create significant alignment between our named executive officers and other key employees, on the one hand, and our stockholders, on the other hand; and (c) encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success. We intend to achieve these objectives by making awards designed to provide our named executive officers and other participants in the plan with a proprietary interest in our growth and performance.

Determining Award Structure

The compensation committee chose to maintain the use of time-vested restricted stock awards for the 2015 grants because the majority of our competitors have shifted to restricted stock types of awards and away from stock options or stock appreciation right awards. In addition, in the compensation committee’s opinion, based in part on the advice of its compensation consultant, restricted stock awards provide a more effective retention incentive than stock options or stock appreciation rights. This is important for us because each of our named executive officers is either relatively new to his current position and/or new to the Company, necessitating a focus on increasing ownership in Gulfport and creating alignment with our stockholders.

The compensation committee ultimately makes a decision regarding the size of awards granted to the named executive officers at its discretion. Generally, the restricted stock awards granted to our named executive officers vest in three substantially equal annual installments over the three-year period commencing on the first anniversary of grant, except for the awards granted to our Chief Executive Officer, which vest in three substantially equal annual installments beginning on the date of grant. The compensation committee may, however, determine to change the terms, types or mix of equity-based awards in the future.

Setting the Target Award Opportunity

The compensation committee reviewed market values with respect to the annual long-term incentive awards granted to similarly situated executives at the peer group companies to assist the compensation committee in making these determinations with respect to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for 2015. With advice from the compensation consultant, the compensation committee concluded that an annual grant of 40,000 shares of our restricted stock, as then contemplated by the terms of our Chief Executive Officer’s employment agreement before it was amended and restated in March 2015, was subject to market fluctuations and may not provide a competitive value of long-term incentive to him from one year to the next. Instead, each year, the compensation committee now establishes a target long-term incentive opportunity, as a percentage of base salary, for each named executive officer, taking into consideration market data obtained from Longnecker as previously described. The compensation committee then makes annual grants of long-term equity awards, which in 2015 consisted solely of restricted stock awards, as it deems appropriate. The equity awards are made after the compensation committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year.

Prior to granting an award, the compensation committee has the discretion to increase or decrease the dollar value of a named executive officer’s long-term incentive package from the pre-determined target based on an assessment of the officer’s individual contribution to our financial and operational results, as well as external market factors. For our named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are considered. The compensation committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect on our outstanding shares of common stock in determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives. The compensation committee evaluates stockholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our stockholder approved stock incentive compensation plans compared to the total amount of the Company’s outstanding common stock.

For reasons described above under “—Executive Compensation Program Objectives and Features—Compensation Should be Benchmarked,” we generally provide, and in 2015 did provide, long-term incentive awards at target levels that approximate an average of the 50th percentile of our 2015 Peer Group. The compensation committee made decisions regarding the target long-term incentive opportunity for each named executive officer with respect to 2016 in March 2016.

Restricted Stock Awards

In 2015, the compensation committee granted restricted stock unit awards that vest ratably in multi-year tranches to deliver a meaningful long-term incentive by benefiting from the vesting of the awards and the increase in the value of our stock price that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

The number of restricted stock awards granted were determined by dividing the executive’s long-term incentive opportunity, as displayed below, by our common stock price on the date of grant.

Named Executive Officer	LTI Target as % of Base
Michael Moore	500%
Ross Kirtley	300%
Aaron Gaydosik	300%

Restricted stock awards are only earned if the individual continues to be employed by us on each applicable vesting date of the award.

The following table provides the total number of restricted stock awards provided to each executive in February 2015, based on the 2015 target award opportunity, as part of the annual compensation review process.

Named Executive Officer	2015 LTI Award
Michael Moore	52,225
Ross Kirtley	23,025
Aaron Gaydosik	21,049

Further, in February 2015, the compensation committee granted 3,927 shares of our restricted stock to Mr. Gaydosik to which Mr. Gaydosik was entitled upon commencement of his employment with us on August 11, 2014, but which had not previously been granted. Of these shares of restricted stock, 1,964 vested on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.

In August 2015, the compensation committee determined to award Mr. Maier, our Vice President of Geosciences, a grant of 10,000 shares of restricted stock and Ms. Crowell, our Chief Accounting Officer, a grant of 16,000 shares of restricted stock, in each case under our Stock Incentive Plan, effective as of August 7, 2015 and vesting in three substantially equal installments beginning on August 15, 2016.

Compensation Decisions for 2016

The compensation committee met multiple times in February and March of 2016 to discuss potential adjustments to the executive compensation plan for 2016 and approved adjustments after taking into account a variety of factors discussed in more detail below.

Peer Group Adjustments

The depressed state of the energy industry has had a profoundly negative effect on many of our peers. In accordance with our normal process, the compensation committee asked the compensation consultant to assess the 2015 peer group and make recommendations for any appropriate adjustments for 2016. Upon assessment of the 2015 peer group, the compensation committee determined that as a result of acquisitions, significant financial changes and geographical considerations, the peer group needed adjustments for 2016. The following table provides the approved 2016 peer group which, based on consultation with the compensation consultant, the compensation committee believes is representative of Gulfport’s peers.

Company Name	Ticker	Market Cap ($MM)	Revenue ($MM)	Assets ($MM)	Enterprise Value ($MM)
Continental Resources Inc.	CLR	11,228	3,485	14,378	18,334
Cimarex Energy Co.	XEC	9,269	2,314	8,399	9,976
Diamondback Energy Inc.	FANG	5,481	359	2,047	6,190
Range Resources Corp	RRC	4,088	1,598	6,900	7,675
Energen Corp	EGN	3,230	879	4,614	3,979
Gulfport Energy Corporation	GPOR	2,660	709	3,335	3,396
PDC Energy Inc.	PDCE	2,109	595	2,371	2,768
Memorial Resource Development Corp	MRD	2,092	765	3,044	5,748
Rice Energy Inc.	RICE	1,878	271	2,502	3,832
Matador Resources Co.	MTDR	1,768	305	1,133	2,144
Carrizo Oil & Gas Inc.	CRZO	1,725	429	2,027	3,136
Laredo Petroleum Holdings	LPI	1,688	607	1,813	3,027
SM Energy Co.	SM	1,336	1,557	5,622	3,870
Oasis Petroleum Inc.	OAS	1,025	790	5,649	3,393
Vanguard Natural Resources, LLC	VNR	183	432	3,010	2,811
Halcon Resources Corp	HK	112	1,197	5,729	3,162

GPOR Percentile Rank		67%	20%	40%	60%

Base Salary

The compensation committee reviewed the base salaries of the named executive officers in March 2016 and awarded increases effective January 1, 2016. Based on market information and guidance provided by the compensation consultant with respect to our Chief Executive Officer, and our Chief Executive Officer’s recommendation with respect to our other named executive officers, the compensation committee determined to increase 2016 annual base salaries by 5% for each named executive indicated below. Even with these increases, these executive officers base salaries fall below the 25th percentile of the base salary for similar positions at the peer companies. The compensation committee left salaries of our other named executive officers at 2015 levels.

Named Executive Officer	2016 Salary	2015 Salary
Michael Moore	$483,000	$460,000
Ross Kirtley	$354,900	$338,000
Aaron Gaydosik	$324,450	$309,000

2016 Annual Incentive Bonus Targets

In 2016, the compensation committee continued to incentivize the performance of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer through their participation in the Annual Incentive Plan, establishing performance factors and performance targets for 2016. In recognition of the changing market and the need to incentivize executives in other manners than solely production and reserves, on March 31, 2016, the compensation committee established performance factors and performance targets for 2016 under the Annual Incentive Plan based on operational and financial targets, stock performance, capital efficiency and strategic initiatives. The compensation committee specified the threshold, target and maximum bonus levels as a stated percentage of the target bonus and base salary amounts for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and specified the weight attributable to each performance factor for purposes of reaching the performance targets for 2016. Mr. Maier and Ms. Crowell are not participating in the Annual Incentive Plan in 2016.

2016 Restricted Stock Unit Awards Under Employment Agreements

On March 31, 2016, the compensation committee approved restricted stock unit awards to each of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, with a value of 500%, 300% and 300%, respectively, of such named executive officer’s annual base salary consistent with the terms of their employment agreements. Each such award will vest in three substantially equal annual installments beginning on March 31, 2017, except in the case of our Chief Executive Officer’s award, which shall vest in three substantially equal installments beginning on March 31, 2016.

Additional Restricted Stock Unit Awards

In light of our stockholders’ ongoing focus on tying elements of our executives’ compensation to the Company’s performance, the compensation committee considered the goal of recognizing our key executives’ contribution to our outstanding operational performance in 2015, specifically with respect to growing our production and proved reserves, and incentivize such executives’ efforts with respect to our operational and financial performance in future periods. Also, the compensation committee considered the competitive market for talented executives, both from competitors as well as from private equity firms seeking to recruit executives with good track records in the exploration and production industry. Accordingly, the compensation committee solicited advice from the compensation consultant as to both the precedent for, and potential levels of, an additional equity award. Upon receiving feedback that such awards are being used in the exploration and production industry, the compensation committee used information obtained from the compensation consultant to determine award levels. In doing so, the compensation committee granted equity awards in the amounts of 40,367 restricted stock units to Mr. Moore, 13,558 restricted stock units to Mr. Gaydosik and 14,830 restricted stock units to Mr. Kirtley, in each case vesting in four approximately equal annual installments beginning on March 10, 2017, to (a) recognize their contributions to the Company’s performance in 2015, enhance retention of these executives, incentivize their future performance and further align their interests with those of our stockholders, and (b) make a larger component of such executives’ compensation tied to performance of our stock over a longer period of time.

Termination and Change of Control Benefits

Our employment agreement with Mr. Moore provides for specified payments and benefits upon certain termination events, including termination following a change of control. This employment agreement contains termination and change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group. The compensation committee believes that this agreement will encourage Mr. Moore to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The compensation committee believes termination and change of control benefits are important in maintaining strong leadership and in encouraging retention in these situations and encourages our executives to act in the best interests of stockholders without distraction based on uncertainty regarding their employment status. In March 2015, we entered into an employment agreement with each of Mr. Gaydosik and Mr. Kirtley containing, among other things, certain change in control provisions. For more information regarding such change in control provisions, see “Employment Agreements—Employment Agreement with Our Chief Financial Officer and Chief Operating Officer” below.

We do not have an employment agreement with Ms. Crowell or Mr. Maier, but under the terms of the restricted stock awards made to them, the shares of restricted common stock are not subject to automatic acceleration in connection with a change of control, but may be accelerated in the discretion of the compensation committee upon a change of control. The value of the unvested restricted stock held by Ms. Crowell and Mr. Maier was $687,960 and $245,700, respectively, as of December 31, 2015. See “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control.”

Perquisites and Other Personal Benefits

We provide certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and, in two instances, use of a Company owned vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table below.

Broad-Based Employee Benefits

401(k) Plan. We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are or may be made regardless of employee’s deferrals into the plan. In 2015, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Benefit Plans—401(k) Plan” below.

Other Benefits. Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, performance-based, discretionary and equity compensation that encourages long-term performance.

•	We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee that may be based on, among other factors, annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly-situated individuals at our peer group companies, and therefore do not negate the effect of other compensation elements that encourage long-term service, growth and performance that may increase stockholder value.

•	The compensation committee believes that performance-based cash incentive compensation granted pursuant to the Annual Incentive Plan, with meaningful performance targets, such as those under our Annual Incentive Plan, will further align our executives’ interests with those of our stockholders, will motivate our executives to contribute to the Company’s growth and profitability and will link a larger portion of our executives’ compensation to the performance of the Company. The compensation committee has eliminated the use of minimum discretionary bonus arrangements in all of the Company’s employment agreements in recognition of the Company’s shift to the use of performance-based bonuses.

•	Restricted common stock awards and stock options granted to our named executive officers are subject to time vesting provisions. We award restricted common stock awards to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We have in the past awarded stock options to align compensation with company performance, as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options. However, we have not awarded stock options to our executive officers since 2005. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to reasonably encourage growth and financial performance that may increase stockholder value, as well as long-term service, and serve to align the interests of our executives with those of our stockholders.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of the Company and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans. However, the compensation committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders. For example, the compensation committee has in the past granted stock options with time based vesting provisions that would be considered performance based compensation, but in recent years has granted restricted common stock that is subject to time based vesting and does not constitute performance based compensation that will satisfy the exception to the deduction limit.

Clawback Provisions

Other than legal requirements under the Sarbanes-Oxley Act of 2002, or the SOX Act, we have not adopted express “clawback” provisions with respect to compensation elements with would allow us to recoup paid compensation from designated officers in the event of a financial restatement. Under the SOX Act, our Chief Executive Officer and Chief Financial Officer may be subject to clawbacks in the event of a restatement. The compensation committee has deferred taking action on clawbacks until such time as the proposed regulations published by the SEC in July 2015 pursuant to Section 954 of the Dodd-Frank Wall Street Report and Consumer Protection Act are finalized to ensure that our policy will comply with the final regulations. Under the 2012 Plan, unless an award certificate provides otherwise, the plan administrator may cancel, rescind, suspend, withhold or otherwise restrict any unexpired, unpaid or deferred award of the participant at any time in the event of certain activities, including violations of material company policies, termination of employment for cause or conduct that is detrimental to our business or reputation. Further, under the terms of our employment agreement with each of our Chief Operating Officer and Chief Financial Officer, in the event such named executive officer’s employment with us is terminated for “cause,” he will forfeit all rights and interests in and to all outstanding equity awards, whether vested or unvested.

Anti-Hedging and Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars, or holding our securities in margin accounts. We also have a policy prohibiting directors, executive officers and certain other designated employees from pledging Gulfport securities, except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee. To our knowledge, all such individuals are in compliance with these policies. Our policy is to also strongly encourage all other employees from engaging in hedging and pledging activities in our stock and any such transactions require notice and pre-approval, and will only be considered with a valid justification.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the provisions of FASB ASC Topic 718, “Compensation—Stock Compensation.” Non-vested shares are deemed issued and outstanding from a legal perspective; however, under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

The Role of Stockholders’ Say-on-Pay

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”) in accordance with the Dodd-Frank Act. At our June 2014 and 2015 annual meetings of stockholders, our stockholders expressed support for the compensation of our named executive officers, with approximately 91% and 69%, respectively, of the votes cast for approval of the “say-on-pay” advisory vote. The compensation committee carefully considers the level of voting support from our stockholders on the say-on-pay advisory vote. Although the compensation committee believes that 2014 results of the “say-on-pay” advisory votes affirmed our stockholders’ support of our executive compensation policies and practices, the compensation committee carefully examined our compensation practices in response to the 2015 stockholder vote.

The compensation committee evaluated the 2015 packages for our Chief Executive Officer and our other named executive officers and determined that, with respect to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, approximately 82% of 2015 compensation was paid through equity awards and annual performance bonuses, providing direct alignment with returns to stockholders and incentive to drive long-term business success. Although the performance targets for 2015 were achieved at the maximum levels for both growth in oil and natural gas production and growth of estimated proved reserves and would have resulted in cash payouts to our named executive officers participating in the Annual Incentive Plan equal to 200% of the previously approved target levels, the compensation committee determined to exercise its negative discretion under the Annual Incentive Plan to reduce by 50% the cash payments that would otherwise be due to each of such named executive officers.

In setting compensation packages for 2016, the compensation committee emphasized long-term equity awards and annual performance bonuses under the previously implemented Annual Incentive Plan to more closely align our senior executives’ interests with those of our stockholders and to link a larger portion of such executives’ compensation to the performance of our stock and our operational performance. The compensation committee also believes that it set meaningful performance targets for 2016 under the Annual Incentive Plan. Further, in 2014, the compensation committee eliminated, and since that time has not used and does not intend to use, minimum discretionary cash bonus arrangements for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in recognition of the Company’s focus on the use of performance-based bonuses. The compensation committee believes that our shift to linking a larger portion of such executive officers’ compensation to long-term equity incentive awards and our shift away from discretionary cash bonuses to performance-based bonus arrangements for such executive officers appropriately align with the long-term interests of the Company and its stockholders and are consistent with market practices. The compensation committee also believes that our current compensation policies and practices enhance retention of executive talent through multi-year vesting of stock awards and do no encourage unnecessary and excessive risk taking. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging (except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee) or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders. The compensation committee will continue to consider the outcome of our stockholders’ future “say-on-pay” votes when making compensation decisions for our named executive officers.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

David L. Houston, Chairman

Scott E. Streller

Dated: March 31, 2016

Compensation Committee Interlocks and Insider Participation

No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.

Compensation Tables

2015, 2014 and 2013 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our next three most highly paid executive officers for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael G. Moore(4)	2015	$460,000	$—		$2,299,989	(5)	$690,000	$42,505	$3,492,494
Chief Executive Officer and President	2014	$400,000	$300,000	(6)	$2,946,800	(7)	$1,102,000	$30,234	$4,779,034
	2013	$383,333	$500,000		$1,790,000	(8)	$—	$31,005	$2,704,338

Aaron Gaydosik(9)	2015	$309,000	$—		$1,099,943	(10)	$231,750	$23,876	$1,664,569
Chief Financial Officer	2014	$118,269	$150,000	(11)	$—		$160,708	$1,153	$430,130

Ross Kirtley(12)	2015	$338,000	$—		$1,014,021	(13)	$253,500	$31,523	$1,637,044
Chief Operating Officer	2014	$325,000	$—		$—		$447,688	$26,390	$799,078

Stuart A. Maier	2015	$400,000	$200,000		$331,600	(14)	$—	$23,159	$954,759
Vice President of Geosciences	2014	$400,000	$150,000		$—		$—	$21,193	$571,193
	2013	$400,000	$175,000		$2,316,400	(15)	$—	$22,504	$2,913,904

Keri Crowell(16)	2015	$250,000	$150,000		$530,560	(17)	$—	$22,254	$952,814
Chief Accounting Officer

(1)	The amount reported in the Stock Awards column reflects the fair value of the applicable restricted common stock award or restricted stock unit award on the award date. The amount was calculated using certain assumptions, as set forth in Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2015 under the heading “Stock-Based Compensation,” included in our Annual Report on Form 10-K, filed with the SEC on February 19, 2016.
(2)	The amounts shown reflect performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan. With respect to the 2015 amounts, the compensation committee certified the attainment of the related performance goals on March 10, 2016, and the Company paid these performance-based annual incentive bonuses on March 11, 2016. With respect to the 2014 amounts, the compensation committee certified the attainment of the related performance goals on February 24, 2015, and the Company paid these performance-based annual incentive bonuses on February 27, 2015.
(3)	The amounts for Mr. Moore for 2015, 2014 and 2013 represent our 401(k) plan contributions of $19,890, $19,539, and $19,197, respectively, $22,615, $2,995, and $6,413, respectively, attributable to use of a Company owned vehicle, $0, $7,700, and $5,090 attributable to Company sponsored sporting tickets in 2015, 2014 and 2013, respectively, and $305 attributable to a Company sponsored health club membership in 2013. Amounts for Mr. Gaydosik in 2015 and 2014 represent $19,890 and $0, respectively, in contributions to our 401(k) plan, $3,666 and $1,100, respectively, attributable to Company sponsored sporting tickets and $320 and $53, respectively, attributable to a Company sponsored health club membership. Amounts for Mr. Kirtley in 2015 and 2014 represent $19,890 and $19,539, respectively, in contributions to our 401(k) plan, $1,022 and $2,200, respectively, attributable to Company sponsored sporting tickets, $320 and $320, respectively, attributable to a Company sponsored health club membership and $10,291 and $4,331, respectively, attributable to use of a Company owned vehicle. Amounts for Mr. Maier in 2015, 2014 and 2013 include contributions to our 401(k) plan of $19,890, $19,539 and $19,197, respectively, $0, $554 and $611, respectively, attributable to a Company sponsored health club membership and $3,269, $1,100 and $2,696, respectively, attributable to Company sponsored sporting tickets. Amount for Ms. Crowell includes our 401(k) plan contribution of $19,890, $320 attributable to a Company sponsored health club membership and $2,044 attributable to Company sponsored sporting tickets.
(4)	Effective April 22, 2014, Mr. Moore became our Chief Executive Officer and has continued to serve as our President. He also continued to serve as our Chief Financial Officer until the appointment of Mr. Gaydosik as our new Chief Financial Officer effective August 11, 2014.
(5)	Mr. Moore’s award of 52,225 shares of our restricted common stock was granted on February 24, 2015 and vests in three approximately equal annual installments, of which 34,816 shares have vested and the remaining 17,409 shares will vest on March 1, 2017.

(6)	On April 1, 2014, the compensation committee awarded Mr. Moore an additional cash bonus of $300,000 attributable to his performance in 2013.
(7)	Mr. Moore’s restricted common stock award of 40,000 shares of our restricted common stock granted in connection with his appointment as our new Chief Executive Officer on April 30, 2014 vested in three approximately equal annual installments.
(8)	Mr. Moore’s 2013 restricted common stock award of 50,000 shares of our restricted common stock vested in 12 approximately equal quarterly installments.
(9)	Mr. Gaydosik has served as our Chief Financial Officer since August 11, 2014.
(10)	Mr. Gaydosik’s award of 21,049 shares of our restricted common stock was granted on February 24, 2015 and vests in three approximately equal annual installments, of which 7,016 shares vested on March 1, 2016 and the remaining 14,033 will vest in two approximately equal installments beginning on March 1, 2017. In addition, Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,927 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted common stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945. Of these shares of restricted common stock, 1,964 vested on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.
(11)	Mr. Gaydosik received $150,000 as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer effective August 11, 2014.
(12)	Mr. Kirtley was appointed as our Chief Operating Officer effective April 22, 2014.
(13)	Mr. Kirtley’s award of 23,025 shares of our restricted common stock was granted on February 24, 2015 and vests in three approximately equal annual installments, of which 7,675 shares vested on March 1, 2016 and the remaining 15,350, which shares will vest in two approximately equal installments beginning on March 1, 2017.
(14)	Mr. Maier’s award of 10,000 shares of our restricted common stock was granted on August 7, 2015 and vests in three approximately equal annual installments beginning on August 15, 2016.
(15)	Mr. Maier was granted an award of 40,000 shares of restricted common stock that vested in three substantially equal annual installments beginning on December 12, 2013.
(16)	Ms. Crowell was appointed as our Chief Accounting Officer effective September 10, 2015.
(17)	Ms. Crowell’s award of 16,000 shares of restricted common stock was granted on August 7, 2015 and vests in three approximately equal installments beginning on August 15, 2016.

2015 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our next three most highly paid executive officers in the fiscal year ended December 31, 2015 under any Company plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael G. Moore	2/24/2015	345,000	690,000	1,380,000	52,225	(2)	—	—	$2,299,989
Chief Executive Officer and President

Aaron Gaydosik	2/24/2015	115,875	231,750	463,500	21,049	(3)	—	—	$926,998
Chief Financial Officer	2/24/2015				3,927	(4)			172,945

Ross Kirtley	2/24/2015	126,750	253,500	507,000	23,025	(5)	—	—	$1,014,021
Chief Operating Officer

Stuart A. Maier	8/7/2015	—	—	—	10,000	(6)	—	—	$331,600
Vice President of Geosciences

Keri Crowell	8/7/2015	—	—	—	16,000	(7)	—	—	$530,560
Chief Accounting Officer

(1)	Reflects performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan.
(2)	Mr. Moore’s award of 52,225 shares of our restricted common stock was granted on February 24, 2015 and vests in three approximately equal annual installments, of which 34,816 shares have vested and the remaining 17,409 shares will vest on March 1, 2017.
(3)	Mr. Gaydosik’s award of 21,049 shares of our restricted common stock was granted on February 24, 2015 and vests in three approximately equal annual installments, of which 7,016 shares vested on March 1, 2016 and the remaining 14,033 will vest in two approximately equal installments beginning on March 1, 2017.
(4)	Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,927 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted common stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945. Of these shares of restricted common stock, 1,964 vested on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.
(5)	Mr. Kirtley’s award of 23,025 shares of our restricted common stock was granted on February 24, 2015 and vests in three approximately equal annual installments, of which 7,675 shares vested on March 1, 2016 and the remaining 15,350, which shares will vest in two approximately equal installments beginning on March 1, 2017.
(6)	Mr. Maier’s award of 10,000 shares of our restricted common stock was granted on August 7, 2015 and vests in three approximately equal annual installments beginning on August 15, 2016.
(7)	Ms. Crowell’s award of 16,000 shares of our restricted common stock was granted on August 7, 2015 and vests in three approximately equal annual installments beginning on August 15, 2016.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our next three most highly paid executive officers at December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael G. Moore	—	—	$—	—	48,151	(2)	$1,183,070
Aaron Gaydosik	—	—	$—	—	23,012	(3)	$565,405
Ross Kirtley	—	—	$—	—	26,025	(4)	$639,434
Stuart A. Maier	—	—	$—	—	10,000	(5)	$245,700
Keri Crowell	—	—	$—	—	28,000	(6)	$687,960

(1)	Market value of shares or units that have not vested is based on the closing price of $24.57 per share of our common stock on the NASDAQ Global Select Market on December 31, 2015, the last trading day of 2015.
(2)	Of these shares of restricted common stock, (i) 17,408 shares vested on March 1, 2016, (ii) 13,334 shares vested on April 22, 2016, and (iii) 17,409 shares vest on March 1, 2017.
(3)	Of these shares of restricted common stock, (i) 7,016 shares vested on March 1, 2016, (ii) 14,033 shares vest in two approximately equal annual installments beginning on March 1, 2017 and (iii) 1,963 shares vest on August 1, 2016.
(4)	Of these unvested shares of restricted common stock, (i) 1,333 shares will vest on September 1, 2016, (ii) 1,667 shares will vest on September 1, 2017, (iii) 7,675 shares vested on March 1, 2016 and (iv) 15,350 shares vest in two equal annual installments beginning on March 1, 2017.
(5)	These unvested shares of restricted common stock vest in three approximately equal annual installments beginning on August 15, 2016.
(6)	Of these unvested shares of restricted common stock, (i) 5,333 shares vest on August 15, 2016, (ii) 5,332 shares vest on December 1, 2016, (iii) 5,333 shares vest on August 15, 2017, (iv) 6,668 shares will vest on December 1, 2017 and (v) 5,334 shares will vest on August 15, 2018.

2015 OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2015, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted common stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael G. Moore	—	—	52,407	$2,302,012
Aaron Gaydosik	—	—	1,964	$64,308
Ross Kirtley	—	—	8,001	$214,626
Stuart A. Maier	—	—	18,333	$563,284
Keri Crowell	—	—	8,168	$287,658

(1)	Value realized on vesting is based on the vesting date closing price per share of our common stock on the NASDAQ Global Select Market.

2015 DIRECTOR COMPENSATION

The following table contains information with respect to 2015 compensation of our non-employee directors who served in such capacity during 2015. Employee directors do not receive compensation for serving as directors of the Company.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald L. Dillingham	$75,500	$125,011	—	$200,511
Craig Groeschel	$68,250	$125,011	—	$193,261
David L. Houston	$167,500	$125,011	—	$292,511
C. Doug Johnson(3)	$20,833	$96,321	—	$117,154
Ben T. Morris	$74,750	$125,011	—	$199,761
Scott E. Streller	$89,250	$125,011	—	$214,261

(1)	For additional information regarding the fees earned or paid in cash to our non-employee directors in 2015, please see “Board of Directors Information—How are directors compensated?—Equity Compensation.”
(2)	The amounts shown reflect the grant date fair value of restricted common stock awards granted, determined in accordance with FASB ASC Topic 718. See Note 8, “Stock-Based Compensation,” to our consolidated financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K, filed with the SEC on February 19, 2016, regarding assumptions underlying valuations of equity awards for 2015. There were 3,803, 3,803, 3,803, 2,951, 3,803, and 3,803 shares of unvested restricted common stock outstanding at the end of 2015 for Messrs. Dillingham, Groeschel, Houston, Johnson, Morris and Streller, respectively.
(3)	Mr. Johnson was appointed as a director of the Company effective September 10, 2015, and he was granted 2,951 shares of restricted stock under the 2013 Restated Stock Incentive Plan, which shares will vest on June 18, 2016, if he is in continuous service on that date, representing pro-rated portion of the annual non-employee director grant to reflect Mr. Johnson’s service on the board of directors commencing on September 10, 2015.

Benefit Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s eligible annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s eligible annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2015, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

2013 Restated Stock Incentive Plan

Our 2013 Restated Stock Incentive Plan, which amended and restated our Amended and Restated 2005 Stock Incentive Plan, was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards (restricted stock and restricted stock units), performance awards and stock appreciation rights. Our compensation committee serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and any present or future parent or subsidiary of ours. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 7,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. For a description of the awards granted under the plan to our named executive officers, see “Compensation Discussion and Analysis—Compensation Decisions for Executive Compensation Components—Long-Term Equity Incentive Awards—Restricted Stock Awards” above. On April 1, 2016, an aggregate of 1,863,006 shares of restricted common stock and restricted stock units had been granted under this plan. There were 3,885,127 shares available for future grants under this plan as of April 1, 2016.

In the event of a transaction involving a change in control (as defined in the plan) of the Company, a dissolution or liquidation of the Company, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one transaction or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under our 2013 Restated Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an option award would be cancelled without consideration paid to the extent vested, the option award recipient may exercise the option award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under our 2013 Restated Stock Incentive Plan in the event of a change in control.

2014 Executive Annual Incentive Compensation Plan

The 2014 Annual Incentive Compensation Plan, or Annual Incentive Plan, was approved by our board of directors on April 1, 2014 and by our stockholders at the 2014 Annual Meeting on June 11, 2014. Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the Annual Incentive Plan. The Annual Incentive Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. Under the Annual Incentive Plan, the compensation committee, as the plan administrator, establishes the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The plan administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as Covered Employees, no later than the earlier of:

•	90 days after the beginning of the performance period, or

•	the time when 25% of the performance period has elapsed.

In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the award is established, or (ii) $6.0 million. Individual awards may be subject to lesser limits as specified in the discretion of the compensation committee.

Performance targets for each award will be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;

•	net sales;

•	operating income;

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”);

•	growth of oil and natural gas production;

•	growth of estimated or proved reserves;

•	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

•	lease operating expenses;

•	general and administrative expenses;

•	net cash provided by operating activities or other cash flow measurements;

•	working capital and components thereof;

•	return on equity or average stockholders’ equity;

•	return on assets;

•	market share;

•	net or gross sales measured by product line, territory, one or more customers, or other category;

•	stock price;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating;

•	levels of expense, cost or liability by category, operating unit, or any other delineation; or

•	any increase or decrease of one or more of the foregoing over a specified period.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the plan administrator.

The plan administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The plan administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Unless the plan administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.

Before payment of any award to a Covered Employee, our compensation committee must certify in writing that the performance target requirement for such award was met.

The plan administrator may at any time amend the Annual Incentive Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code. The plan administrator may at any time terminate the Annual Incentive Plan in whole or in part.

Our board of directors has delegated its authority to administer the Annual Incentive Plan to the compensation committee, to whom we refer as the plan administrator. The compensation committee is expected to consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The plan administrator has the authority to administer the Annual Incentive Plan and to exercise all the powers and authorities either specifically granted to it under the Annual Incentive Plan or necessary or advisable in the administration of the Annual Incentive Plan, including (but not limited to) the following:

•	to interpret the Annual Incentive Plan and any award;

•	to prescribe rules relating to the Annual Incentive Plan;

•	to determine the persons to receive awards;

•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

•	to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the Annual Incentive Plan or in the performance targets established for any performance period;

•	to waive restrictive conditions for an award (but not performance targets); and

•	to make any other determinations that may be necessary or advisable for administration of the Annual Incentive Plan.

Federal Income Tax Consequences of the Annual Incentive Plan.

Under federal income tax laws currently in effect:

Participants in the Annual Incentive Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the Annual Incentive Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.

Section 162(m) of the Code imposes a $1.0 million annual limit on the amount of compensation that we may deduct for federal income tax purposes with respect to our chief executive officer and each of our three highest compensated officers (other than our chief executive officer and our chief financial officer), subject to certain exceptions. The Annual Incentive Plan is intended to qualify for the exception under Section 162(m) for “performance-based compensation.” We expect that we will be entitled to a tax deduction in connection with the payment of each award under the Annual Incentive Plan in an amount equal to the ordinary income realized by the participant without regard to the $1.0 million annual deduction limitation under Section 162(m) of the Code, if certain requirements of Section 162(m) are satisfied. However, the plan administrator may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the plan administrator is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the plan administrator’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2015, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	484,239	$—	4,121,211

(1)	Refers to our 2013 Restated Stock Incentive Plan (which amended and restated our Amended and Restated 2005 Stock Incentive Plan) and our 1999 Stock Option Plan.
(2)	Includes 484,239 shares of unvested restricted common stock granted under our 2013 Restated Stock Incentive Plan (including shares originally issued under our Amended and Restated 2005 Stock Incentive Plan).
(3)	No options were outstanding as of December 31, 2015, and shares of restricted common stock have no exercise price.

Employment Agreements

Employment Agreement with Our Chief Executive Officer

Effective April 22, 2014, we entered into an amended and restated employment agreement with Mr. Moore in connection with his new responsibilities as Chief Executive Officer. The employment agreement was further amended and restated as of April 29, 2015 to reflect recommendations of the compensation consultant that were approved by the compensation committee. The agreement has a three-year term commencing effective April 22, 2014 and provided for an annual base salary of $400,000 that can be increased from time to time by the compensation committee, but not decreased. The agreement, as amended and restated as of April 29, 2015, reflects the compensation committee’s decision to increase Mr. Moore’s annual base salary to $460,000 for 2015 and the determination by the compensation committee to continue to increase Mr. Moore’s annual base salary during 2016 and 2017 so as to achieve alignment between the 25th and 50th percentile of our compensation peer group disclosed in our annual proxy statement (as it may be adjusted from time to time). Mr. Moore is also entitled to receive a target annual bonus of 150% of his base salary upon achievement of performance goals established by the compensation committee. The annual bonus may be less than, or more than, the 150% target, up to a maximum of 300% of base salary in the event performance exceeds the target level established by the compensation committee. The agreement also provided that he would be entitled to receive annual grants of 40,000 shares of restricted common stock that would vest in three substantially equal annual installments commencing in the year granted. The agreement, as amended and restated as of April 29, 2015, eliminates Mr. Moore’s right to receive a fixed annual grant of 40,000 shares of restricted common stock. Instead, consistent with the recommendation of the compensation consultant and approved by the compensation committee, the agreement now provides that Mr. Moore is entitled to receive an award of restricted common stock equal to 500% of his annual base salary. The vesting schedule remained unchanged. Mr. Moore is also entitled to five weeks of paid vacation, to participate in such medical insurance and other welfare benefit plans that we establish from time to time, a $500,000 life insurance policy and to the use of a company vehicle. Mr. Moore is subject to certain restrictive covenants in his employment agreement, including a restriction on using our trade secrets and a 12-month restriction on solicitation of our employees, consultants and customers.

Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability

The continued employment of Mr. Moore with us is “at-will,” meaning that either we or Mr. Moore may terminate the employment relationship at any time and for any reason, with or without notice. However, under the terms of his amended and restated employment agreement, if (i) we terminate Mr. Moore without “cause,” (ii) Mr. Moore terminates his employment for “good reason” or (iii) Mr. Moore’s employment is terminated due to death or disability, then, subject to Mr. Moore signing and delivering a general release of any and all claims against us, the following would occur:

•	we would be obligated to make a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date;

•	within 60 days of termination, we would be obligated to make a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	we would be obligated to immediately issue to Mr. Moore on a fully vested basis the restricted common stock grants that he would have been entitled to during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	all restricted stock, restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company would vest immediately on the termination date and, with respect to any such stock options and stock appreciation rights, would remain exercisable in accordance with the terms applicable to such options or rights;

•	we would be obligated to continue providing a Company-owned car for two years following termination; and

•	we would be required to pay the premiums for certain continuing health care benefits for Mr. Moore and his family for a period of 18 months or until Mr. Moore becomes eligible for group health plan benefits with another employer.

For purposes of the employment agreement with Mr. Moore, “cause” is generally defined as:

•	Mr. Moore’s conviction (including any plea of guilty or no contest) of any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise or any crime of moral turpitude;

•	gross misconduct in the performance of Mr. Moore’s duties; or

•	the repeated failure by Mr. Moore (except by reason of disability) to render full and proper services as required by the terms of Mr. Moore’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the board of directors detailing the alleged failure.

“Good reason,” as used in the employment agreement with Mr. Moore, means (i) a material diminution in the duties, authority or responsibilities of Mr. Moore or a material breach of the employment agreement by the Company, or (ii) requiring Mr. Moore to relocate his principal place of employment to a location that is more than 35 miles from the location of the Company’s principal office in the Oklahoma City area as of the effective date of the employment agreement, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Mr. Moore.

Rights Upon Termination for Cause or Resignation Other than for Good Reason

Under the terms of our employment agreement with Mr. Moore, in the event Mr. Moore is terminated for “cause” or Mr. Moore voluntarily terminates his employment other than for “good reason,” Mr. Moore would be entitled to a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and, subject to Mr. Moore signing a general release of any and all claims against us and, as consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the contract year and the termination date, divided by 365.

Rights Upon Termination Following a Change of Control

Under the terms of our employment agreement with Mr. Moore, if Mr. Moore’s employment with the Company or its successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability, then, in addition to the benefits described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above:

•	all restricted stock and restricted stock units that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of Mr. Moore’s continued service to the Company will immediately vest on the date of termination; and

•	all stock options and stock appreciation rights that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company will immediately vest and become exercisable on the date of termination.

Under the terms of Mr. Moore’s employment agreement, any equity awards granted on or after the date of the agreement will provide that such equity awards will vest upon the occurrence of a change of control. A “change of control” will be deemed to have occurred upon the occurrence of any of the following:

•	any consolidation or merger of the Company into or with another person or entity pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger;

•	any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Employment Agreement with our Chief Financial Officer and Chief Operating Officer

On March 13, 2015, we entered into an employment agreement with Aaron Gaydosik, our Chief Financial Officer. The employment agreement provides for a three-year term commencing as of August 11, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Mr. Gaydosik’s initial annual base salary was $300,000, and increased to $309,000 effective January 1, 2015, which can be increased from time to time by the compensation committee, but not decreased. Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Gaydosik is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date. Mr. Gaydosik is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Gaydosik is eligible to participate in our 2013 Restated Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary, in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Gaydosik’s employment terminates prior to any scheduled vesting date then, except if he is involuntarily terminated without “cause” (as defined below) or as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards. If Mr. Gaydosik is terminated for “cause,” he will forfeit all rights and interests in and to all outstanding equity awards, whether vested or unvested.

Mr. Gaydosik has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Gaydosik’s affiliation with us and for a period of 12 months thereafter. Mr. Gaydosik’s continued employment with us is terminable by either party. We may terminate Mr. Gaydosik’s employment at any time, with or without advance notice. Mr. Gaydosik may terminate the employment relationship at any time and for any reason. However, if (i) we terminate Mr. Gaydosik’s employment without “cause,” or (ii) Mr. Gaydosik resigns for “good reason” (as defined below), then Mr. Gaydosik will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Gaydosik’s employment is terminated for “cause” (as defined below), our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.

If Mr. Gaydosik’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Gaydosik for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Gaydosik that would have vested at any time after the date of Mr. Gaydosik’s termination solely as a result of Mr. Gaydosik’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Gaydosik will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

On March 13, 2015, we entered into an employment agreement with Ross Kirtley, our Chief Operating Officer. The employment agreement provides for a two-year term commencing as of April 22, 2014, which extends for successive one-year periods unless we or the executive elects to not extend the term. Mr. Kirtley’s initial annual base salary was $325,000, and increased to $338,000 effective January 1, 2015, which can be increased from time to time by the compensation committee, but not decreased. Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Kirtley is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date. Mr. Kirtley is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Kirtley is eligible to participate in our 2013 Restated Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary, in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Kirtley’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards. If Mr. Kirtley is terminated for “cause,” he will forfeit all rights and interests in and to all outstanding equity awards, whether vested or unvested.

Mr. Kirtley has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Kirtley’s affiliation with us and for a period of 12 months thereafter. Mr. Kirtley’s continued employment with us is terminable by either party. We may terminate Mr. Kirtley’s employment at any time, with or without advance notice. Mr. Kirtley may terminate the employment relationship at any time and for any reason. However, if (i) we terminate Mr. Kirtley’s employment without “cause,” or (ii) Mr. Kirtley resigns for “good reason” (as defined below), then Mr. Kirtley will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Kirtley’s employment is terminated for “cause” (as defined below), our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.

If Mr. Kirtley’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Kirtley for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Kirtley that would have vested at any time after the date of Mr. Kirtley’s termination solely as a result of Mr. Kirtley’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Kirtley will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

Under the employment agreements with Messrs. Gaydosik and Kirtley:

A “change of control” will be deemed to have occurred upon the occurrence of any of the following: (a) any consolidation or merger of us into or with another person or entity pursuant to which our shares of common stock would be converted into cash, securities or other property, other than any consolidation or merger in which the persons who were our stockholders immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets; or (c) the approval by our stockholders of any plan or proposal for our liquidation or dissolution.

“Cause” is generally defined as such named executive officer’s (a) gross misconduct in performing his duties, (b) material breach of his employment agreement or the Company’s Code of Conduct, (c) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or any crime of moral turpitude, or (d) failure to comply with directives of our board of directors.

“Good reason” means without the executive’s consent (i) a material diminution in the duties, authority or responsibilities of the executive or a material breach of his employment agreement by us, or (ii) requiring the executive to relocate his principal place of employment to a location that is more than 35 miles from the location of our principal office in the Oklahoma City area as of the effective date of his employment agreement, provided that we fail to cure such material diminution, breach or relocation with 30 days of receipt of a written notice from the executive of such event, provided, however, that such notice must be provided by the executive within 90 days following the occurrence of such event.

Potential Payments Upon Termination, Resignation or Change of Control

The following tables provide information regarding potential payments as of December 31, 2015 to each of our named executive officers with whom we had an employment agreement as of December 31, 2015 in connection with certain termination events, including a termination related to a change of control of the Company.

Benefits and Payments Upon Termination of Michael G. Moore(1)	Voluntary Resignation (No Good Reason)		Resignation for Good Reason/ Termination Without Cause or Upon Death or Disability		Termination for Cause		Termination Following Change of Control
Severance Payments	$—	(2)	$2,070,000	(3)	$—	(2)	$2,070,000	(3)
Long-Term Incentives:
Unvested Restricted Stock	—		$1,183,070	(4)	—		$1,183,070	(5)
Unvested Stock Options/SARs	—		—		—		—
Benefits Continuation	—		$32,287	(6)	—		$32,287	(6)
Other	—		$45,330	(7)	—		$45,330	(7)
Total	$—		$3,330,687		$—		$3,330,687

(1)	The executive’s base salary as of December 31, 2015 was $460,000. Information in this table assumes a termination date of December 31, 2015 and a price per share of our common stock of $24.57 (the closing market price per share on December 31, 2015), and applies the terms of his amended and restated employment agreement effective as of April 29, 2015.
(2)	Upon a voluntary termination other than for Good Reason or a termination for Cause, the executive is entitled to receive a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to the executive (including vacation and sick pay) with respect to services rendered through the termination date and, subject to the executive signing a general release of all claims against us, in consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the contract year and the termination date, divided by 365.
(3)	Reflects receipt by the executive, subject to his execution and delivery of a general release of all claims against us, of (i) a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and (ii) within 60 days of termination, a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated.
(4)	Reflects immediate vesting on the termination date of all restricted stock and any restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company, with any such stock options and stock appreciation rights remaining exercisable in accordance with the terms applicable to such options or rights.
(5)	Contemplates termination of Mr. Moore’s employment with the Company or its successor on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability and reflects (i) immediate vesting on the termination date of all restricted stock and any restricted stock units granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company and (ii) immediate vesting and exercisability of all stock options and stock appreciation rights granted to Mr. Moore by the Company prior to the date of his amended and restated employment agreement that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company.

(6)	Reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the executive and his eligible family members for a period of 18 months following the date of termination.
(7)	Reflects the value of a Company-owned vehicle provided for the executive’s use for a period of two years following termination.

Benefits and Payments Upon Termination of J. Ross Kirtley(1)	Voluntary Resignation (No Good Reason)	Resignation for Good Reason/ Termination Without Cause		Termination Upon Death or Disability	Termination for Cause		Termination Following Change of Control
Severance Payments	$—	$591,500	(2)(5)	$—	$—	(2)(6)	$1,183,000	(2)(7)
Long-Term Incentives:
Unvested Restricted Stock	—	$—	(3)(5)	—	—	(4)	$639,434	(7)
Unvested Stock Options/SARs	—	—		—	—		—
Benefits Continuation	—	$—		—	—		$22,395	(7)
Total	$—	$591,500		$—	$—		$1,844,829

(1)	The executive’s base salary as of December 31, 2015 was $338,000. Information in this table assumes a termination date of December 31, 2015 and a price per share of our common stock of $24.57 (the closing market price per share on December 31, 2015), and applies the terms of his employment agreement entered into on March 13, 2015, effective as of April 22, 2014.
(2)	Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Kirtley is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date.
(3)	Mr. Kirtley may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary. If Mr. Kirtley’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards.
(4)	If Mr. Kirtley is terminated for “cause,” he will forfeit all rights and interest in and to all outstanding equity awards, whether vested or unvested.
(5)	If (i) we terminate Mr. Kirtley’s employment without “cause,” or (ii) Mr. Kirtley resigns for “good reason,” then Mr. Kirtley will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control.
(6)	In the event Mr. Kirtley’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.
(7)	If Mr. Kirtley’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Kirtley for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Gaydosik that would have vested at any time after the date of Mr. Kirtley’s termination solely as a result of Mr. Kirtley’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Kirtley will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

Benefits and Payments Upon Termination of Aaron Gaydosik(1)	Voluntary Resignation (No Good Reason)	Resignation for Good Reason/ Termination Without Cause		Termination Upon Death or Disability	Termination for Cause		Termination Following Change of Control
Severance Payments	$—	$540,750	(2)(5)	$—	$—	(2)(6)	$1,081,500	(2)(7)
Long-Term Incentives:
Unvested Restricted Stock	—	$—	(3)(5)	—	—	(4)	$565,405	(7)
Unvested Stock Options/SARs	—	—		—	—		—
Benefits Continuation	—	$—		—	—		$32,287	(7)
Total	$—	$540,750		$—	$—		$1,679,192

(1)	The executive’s base salary as of December 31, 2015 was $309,000. Information in this table assumes a termination date of December 31, 2015 and a price per share of our common stock of $24.57 (the closing market price per share on December 31, 2015), and applies the terms of his employment agreement entered into on March 13, 2015, effective as of August 11, 2014.
(2)	Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Gaydosik is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date.
(3)	Mr. Gaydosik may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary. If Mr. Gaydosik’s employment terminates prior to any scheduled vesting date then, except if he is involuntarily terminated without “cause” or as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards.
(4)	If Mr. Gaydosik is terminated for “cause,” he will forfeit all rights and interest in and to all outstanding equity awards, whether vested or unvested.
(5)	If (i) we terminate Mr. Gaydosik’s employment without “cause,” or (ii) Mr. Gaydosik resigns for “good reason,” then Mr. Gaydosik will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control.
(6)	In the event Mr. Gaydosik’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.
(7)	If Mr. Gaydosik’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Gaydosik for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Gaydosik that would have vested at any time after the date of Mr. Gaydosik’s termination solely as a result of Mr. Gaydosik’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Gaydosik will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014

As previously disclosed, on January 29, 2014, we announced that Mr. Palm, our former Chief Executive Officer and a former member of the Board of Directors, informed us of his decision to retire from all positions he held with the Company, effective as of February 15, 2014. In connection with Mr. Palm’s retirement, we entered into a separation and release agreement with Mr. Palm, which we refer to as the Separation Agreement, pursuant to which Mr. Palm has agreed, among other things, to provide such advice and transition assistance to the board of directors and management of the Company as may be requested by the Company from time to time and not to compete with the Company, in each case for a period of three years commencing on Mr. Palm’s retirement date.

Under the Separation Agreement, we agreed to provide Mr. Palm with certain compensation and benefits in satisfaction of all contractual obligations under Mr. Palm’s existing employment agreement with the Company and in exchange for the non-competition obligations and the transition services to be provided by Mr. Palm to us during the non-compete period under the Separation Agreement, including: (i) all of Mr. Palm’s accrued but unpaid salary and unreimbursed expenses through Mr. Palm’s retirement date, (ii) health care benefits for Mr. Palm and his dependents for up to eighteen (18) months following his retirement date, (iii) a lump-sum cash payment of $1,800,000, (iv) $200,000 per year for a period of three years in consulting and non-competition fees, payable in arrears in three equal annual installments beginning on February 15, 2015 and (v) a restricted stock unit award for 80,000 shares of the Company’s common stock, which will vest in three substantially equal annual installments beginning on the first anniversary of Mr. Palm’s retirement date, provided, however, that the payments specified in clause (iv) and the vesting of common stock specified in clause (v) are contingent upon Mr. Palm’s compliance with his obligations under the Separation Agreement and in the event of a violation of these obligations any unpaid payments and unvested common stock will be forfeited. In addition, under the Separation Agreement, all unvested stock options, restricted stock or any other equity awards that had previously been granted to Mr. Palm became fully vested as of his retirement date. Under the Separation Agreement, Mr. Palm is subject to certain covenants regarding non-competition, ownership of inventions, confidentiality and non-solicitation. The Separation Agreement also contains customary waiver and release provisions pursuant to which Mr. Palm waived, released and discharged the Company and certain other related parties from any and all claims that Mr. Palm may have had against the Company or such other parties as of the date of the Separation Agreement.

Change of Control Arrangements with Other Named Executive Officers

We did not have an employment agreement with either Ms. Crowell or Mr. Maier at December 31, 2015 but, under the terms of the restricted stock awards made to Ms. Crowell and Mr. Maier, the shares of restricted stock held by Ms. Crowell and Mr. Maier may be accelerated in the discretion of the compensation committee upon a change of control. The value of the restricted stock held by Ms. Crowell and Mr. Maier was $687,960 and $245,700, respectively, as of December 31, 2015.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2016 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	13,247,554	(2)	10.5%
40 East 52nd Street New York, New York 10022
Putnam Investments, LLC	8,787,215	(3)	7.0%
One Post Office Square Boston, Massachusetts 02109
Viking Global Investors LP	7,893,422	(4)	6.3%
55 Railroad Avenue Greenwich, Connecticut 06830
The Vanguard Group	7,549,208	(5)	6.0%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 125,943,361 shares of common stock outstanding as of April 1, 2016, including 615,801 shares of restricted stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested.
(2)	Based solely on Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc. BlackRock, Inc. reported sole voting power of 12,800,241 shares of common stock sole dispositive power of 13,247,554 shares of common stock.
(3)	Based solely on Schedule 13G/A jointly filed with the SEC on February 16, 2016 by Putnam Investments, LLC, or Putnam Investments, Putnam Investment Management, LLC, or Putnam Management, and Putnam Advisory Company, LLC, or Putnam Advisory. Putnam Investments wholly owns two registered investment advisers: Putnam Management, which is the investment adviser to the Putnam family of mutual funds, and Putnam Advisory, which is the investment adviser to Putnam’s institutional clients. Putnam Investments reported sole voting power of 198,463 shares of common stock and sole dispositive power of 8,787,215 shares of common stock. Both Putnam Management and Putnam Advisory have dispositive power over shares as investment managers, with Putnam Management reporting sole dispositive power of 8,605,374 shares of common stock and Putnam Advisory reporting sole dispositive power of 181,841 shares of common stock. Putnam Management reported sole voting power of 17,826 shares of common stock. In the case of shares held by the Putnam mutual funds managed by Putnam Management, the mutual funds through their boards of trustees, have voting power. Putnam Advisory has sole voting power of 180,637 shares of common stock and shared voting power over the shares held by its institutional clients. On June 9, 2015, Putnam Investment Management, Putnam Advisory and certain managed accounts, or the Putnam Funds, and certain other entities and individuals affiliated with Putnam, or the Other Putnam Investors, entered into a Voting Rights Waiver Agreement, or the Voting Rights Waiver, with Gulfport in connection with a sale of shares to the Putnam Funds. Pursuant to the Voting Rights Waiver, Putnam Investments, Putnam Investment Management, Putnam Advisory, the Putnam Funds and the Other Putnam Investors have agreed to waive all voting rights that they may have in respect of any voting securities issued by Gulfport that exceed, in the aggregate, 4.99% of the total voting rights exercisable by the Gulfport’s outstanding voting securities. The Voting Rights Waiver provides for an apportionment of any voting rights waived by Putnam Investments, Putnam Investment Management, Putnam Advisory, the Putnam Funds or the Other Putnam Investors and expiration of the Voting Rights Waiver, among other terms, as set forth in the Agreement, which is included as Exhibit 4.1 to the Gulfport’s Current Report on Form 8-K dated June 12, 2015.
(4)

Based solely on Schedule 13G/A jointly filed with the SEC on January 29, 2016 by Viking Global Investors LP, or VGI, Viking Global Performance LLC, or VGP, Viking Global Equities LP, or VGE, Viking Global Equities II LP, or VGEII, VGE III Portfolio Ltd., or VGEIII, Viking Long Fund GP LLC, or VLFGP,

Viking Long Fund Master Ltd., or VLFM, O. Andreas Halvorsen, David C. Ott and Daniel S. Sundheim. VGI provides managerial services to VGE, VGEII, VGEIII and VLFM and reported shared voting power of 7,893,422 shares of common stock and shared dispositive power of 7,893,422 shares of common stock. VGP reported shared voting power of 5,829,711 shares of common stock and shared dispositive power of 5,829,711 shares of common stock. VGE reported shared voting power and shared dispositive power of 1,987,933 shares of common stock. VGEII reported shared voting power and shared dispositive power of 116,594 shares of common stock. VGEIII reported shared voting power and shared dispositive power of 3,725,184 shares of common stock. Each of VLFGP and VLFM reported shared voting power and shared dispositive power of 2,063,711 shares of common stock. Each of O. Andreas Halvorsen, Daniel S. Sundheim and David C. Ott reported shared voting power and shared dispositive power of 7,893,422 shares of common stock.
(5)	Based solely on Schedule 13G/A filed with the SEC February 11, 2016 by The Vanguard Group. The Vanguard Group reported sole voting power of 77,818 shares of common stock, sole dispositive power of 7,472,190 shares of common stock, shared dispositive power of 70,818 shares of common stock and shared voting power of 5,500 shares of common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, are the beneficial owners of 71,518 and 11,800 shares, respectively, of common stock.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2016 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Donald L. Dillingham(2)	13,986	*
Craig Groeschel(3)	12,016	*
David L. Houston(4)	39,634	*
C. Doug Johnson(5)	5,951	*
Scott E. Streller(6)	23,600	*
Ben T. Morris(7)	7,760	*
Michael G. Moore(8)	124,130	*
Aaron Gaydosik(9)	24,976	*
Stuart A. Maier(10)	30,366	*
Ross Kirtley(11)	41,626	*
Keri Crowell(12)	37,092	*
Directors and Executive Officers as a Group (12 persons)	397,337	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2016, or exercisable within 60 days of April 1, 2016, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 125,943,361 shares of common stock outstanding as of April 1, 2016, including 615,801 shares of restricted stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 1, 2016 or within 60 days of April 1, 2016. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by our executive officers or directors are pledged as security.

(2)	Represents (i) 10,156 shares of our common stock held by Mr. Dillingham directly and (ii) 3,830 unvested shares of our common stock granted under our 2013 Restated Stock Incentive Plan, which will vest on June 18, 2016 if Mr. Dillingham is in continuous service on such date.
(3)	Represents (i) 8,186 shares of our common stock held by Mr. Groeschel directly and (ii) 3,830 unvested shares of our common stock granted under our 2013 Restated Stock Incentive Plan, which will vest on June 18, 2016 if Mr. Groeschel is in continuous service on such date.
(4)	Represents (i) 35,804 shares of our common stock held by Mr. Houston directly and (ii) 3,830 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 18, 2016 if Mr. Houston is in continuous service on such date.
(5)	Represents (i) 3,000 shares of our common stock held in a joint account with Mr. Johnson and his spouse and (ii) 2,951 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 18, 2016 if Mr. Johnson is in continuous service on such date.
(6)	Represents (i) 19,770 shares of our common stock held by Mr. Streller directly, and (ii) 3,830 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 18, 2016 if Mr. Streller is in continuous service on such date.
(7)	Represents (i) 3,930 shares of our common stock held by Mr. Morris directly, and (ii) 3,830 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 18, 2016 if Mr. Morris is in continuous service on such date.
(8)	Represents (i) 78,316 shares of our common stock held by Mr. Moore directly, (ii) 17,409 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on March 1, 2017, and (iii) 28,405 restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units vested on March 31, 2016, with the settlement to occur on the second business day after the applicable trading window opens. Excludes (i) 24,868 shares of restricted stock granted under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as interim Chief Executive Officer after the retirement of Mr. Palm in February 2014, which award was rescinded when Mr. Moore was named our Chief Executive Officer, (ii) 40,367 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in four approximately equal annual installments beginning on March 10, 2017 and (iii) 56,810 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in two substantially equal annual installments beginning on March 31, 2017.
(9)	Represents (i) 8,980 shares of our common stock held by Mr. Gaydosik directly, (ii) 14,033 unvested shares of restricted stock granted to Mr. Gaydosik under our 2013 Restated Stock Incentive Plan, which shares will vest in two approximately equal annual installments beginning on March 1, 2017 and (iii) 1,963 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on August 1, 2016. Excludes (i) 13,558 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in four approximately equal annual installments beginning on March 10, 2017 and (ii) 34,345 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in three substantially equal annual installments beginning on March 31, 2017.
(10)	Represents (i) 20,366 shares of our common stock held by Mr. Maier directly, (ii) 10,000 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan that will vest in three approximately equal installments beginning on August 15, 2016.
(11)	Represents (i) 23,276 shares of our common stock held by Mr. Kirtley directly, (ii) 15,350 unvested shares of restricted stock granted to Mr. Kirtley under our Restated 2013 Stock Incentive Plan, which shares will vest in two equal annual installments beginning on March 1, 2017 and (iii) 3,000 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, of which 1,333 will vest on September 1, 2016 and 1,667 will vest on September 1, 2017. Excludes (i) 14,830 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in four approximately equal annual installments beginning on March 10, 2017 and (ii) 37,569 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in three substantially equal annual installments beginning on March 31, 2017.

(12)	Represents (i) 9,092 shares of our common stock held by Ms. Crowell directly, and (ii) 28,000 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, of which 5,333 shares will vest on August 15, 2016, 5,332 shares will vest on December 1, 2016, 5,333 shares will vest on August 15, 2017, 6,668 shares will vest on December 1, 2017 and 5,334 shares will vest on August 15, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2015 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the audit committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers

(Item 2 on the Proxy Card)

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the compensation paid to the Company’s named executive officers as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee. While the vote on executive compensation is solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, emphasizes long-term equity awards and annual performance bonuses under the previously implemented Annual Incentive Plan to more closely align our executives’ interests with those of our stockholders and to link a larger portion of our executives’ compensation to the performance of our stock and our operational performance. The compensation committee also believes that it sets meaningful performance targets under the Annual Incentive Plan. Further, in 2014, the compensation committee eliminated, and since that time has not used and does not intend to use, minimum discretionary cash bonus arrangements for its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in recognition of the Company’s focus on the use of performance-based bonuses. The compensation committee believes that our shift to linking a larger portion of such executive officers’ compensation to long-term equity incentive awards and our shift away from discretionary cash bonuses to performance-based bonus arrangements for such executive officers appropriately align with the long-term interests of the Company and its stockholders and are consistent with market practices. The compensation committee also believes that our current compensation policies and practices enhance retention of executive talent through multi-year vesting of stock awards and do no encourage unnecessary and excessive risk taking. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging (except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee) or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2017 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2016. The audit committee has appointed Grant Thornton LLP to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton LLP for fiscal 2015 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton LLP provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2014 and 2015?

Grant Thornton LLP’s fees for professional services totaled $661,833 for 2014 and $910,515 for 2015. Grant Thornton LLP’s fees for professional services included the following:

•	Audit Fees—aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $661,833 in 2014 and $910,515 in 2015.

•	Audit-Related Fees—aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $0 in 2014 and $0 in 2015.

•	Tax and All Other Fees—there were no tax or other fees for products or services provided by Grant Thornton LLP in addition to the services described above in 2014 and 2015.

Does the audit committee approve the services provided by Grant Thornton LLP?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2014 and 2015 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton LLP in 2014 or 2015.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton LLP is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton LLP has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2016.

Stockholder Proposal Regarding a Methane Emissions Report

(Item 4 on the Proxy Card)

We have received a stockholder proposal submitted by California State Teachers’ Retirement System, located at 100 Waterfront Place, MS-04, West Sacramento, California 95605-2807, or the Proponent, for inclusion in this proxy statement and for consideration by our stockholders at the 2016 Annual Meeting. The Proponent’s resolution and supporting statement, along with the board of directors’ statement in opposition to the proposal, are set forth below. As of the time the proposal was submitted, the Proponent is the beneficial owner of more than $2,000 worth of our common stock.

A representative of the Proponent is expected to present the resolution set forth below at the 2016 Annual Meeting for consideration by our stockholders. In accordance with applicable SEC rules, the Proponent’s resolution, for which we accept no responsibility, is set forth below exactly as they were submitted by the Proponent.

What vote is required to approve this proposal?

Approval of this stockholder proposal, if properly presented, requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the 2016 Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the 2016 Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “AGAINST” this proposal.

The Stockholder Proposal

WHEREAS:

We believe that reporting on environmental risk management makes a company more responsive to its shareholders who are seeking information on how the company is navigating growing regulation, evolving legislation, and increasing public expectations around how corporate behavior impacts the environment.

Companies in the oil and gas industry face risk due to intended and unintended emissions of methane gas from their operations. According to the Environmental Protection Agency (EPA), the oil and gas sector in the United States is the largest industrial source of methane pollution and leaks more than 7 million metric tons of methane emissions each year, enough to meet the cooking and heating needs of over 5 million American homes.

Methane gas emissions are a significant contributor to climate change. According to the Environmental Defense Fund (EDF), methane is a climate pollutant 84 times more powerful than carbon dioxide over a 20 year period and is responsible for one quarter of the global warming we feel today.

Regulation surrounding methane emissions is growing. In 2014, Colorado became the first state in the United States to directly regulate methane emissions from oil and natural gas operations. In August 2015, the EPA proposed the first-ever direct regulation of methane pollution for new and modified sources in the oil and gas industry.

Increased disclosure surrounding methane emissions management could improve public trust in oil and gas companies. According to a December 2013 research report published by Research + Data Insights, if oil and gas companies were to provide greater visibility into efforts to cut down on emissions... they have an opportunity to see a dramatic increase in public trust.

Methane emissions also represent the loss of a saleable product. A recent analysis by the Rhodium Group found that in 2012, about 3.5 trillion cubic feet of unburned natural gas, worth about $30 billion, was emitted globally from the oil and gas industry as a result of leaks and intentional releases.

Low cost solutions to address methane reductions exist. A 2014 report by the consulting firm ICF International found that a 40 percent reduction in methane emissions by 2018 would cost $108 million a year in operational expenditures, working out to roughly one penny per thousand cubic foot of gas produced on average in the United States.

Gulfport Energy Corporation has not provided adequate disclosure, in public filings, on its website, or through a report, that discusses the Company’s strategies to mitigate risk associated with the emission of methane gas from its operations.

RESOLVED

Shareholders request that the Board of Directors issue a report describing how the company is monitoring and managing the level of methane emissions from its operations. The requested report should include a company-wide review of the policies, practices, and metrics related to Gulfport Energy Corporation’s methane emissions risk management strategy. The report should be prepared at reasonable cost, omitting proprietary information, and made available to shareholders by December 31, 2016.

Board of Directors’ Statement In Opposition to Stockholder Proposal

Our board of directors has carefully considered the stockholder proposal and does not believe that preparing a report reviewing our policies on methane emissions is in the best interests of our stockholders at this time.

We are committed to the exploration, exploitation, acquisition and production of natural gas, natural gas liquids and crude oil in an environmentally responsible manner and in compliance with applicable federal, state and local environmental laws, including laws regulating emissions of greenhouse gases, or GHGs, such as methane. Accordingly, we currently measure, mitigate and take actions to reduce methane emissions from our operations. The proposed report would unnecessarily alter and add to existing efforts at additional cost, providing limited, if any, benefit to the Company and our stockholders.

The federal government, as well as many state governments, has begun to regulate stringently GHG emissions, including methane. For example, the United States Environmental Protection Agency, or the EPA, has adopted regulations under the Clean Air Act that, among other things, provide that major sources of GHG emissions required to obtain Prevention of Significant Deterioration, or PSD, construction permits for their emission of criteria pollutants may also be required to obtain such permits for GHG emissions. Facilities required to obtain PSD permits for their GHG emissions must meet “best available control technology” standards that will be established by the states on a case-by-case basis, subject to oversight by the EPA. In addition, on September 18, 2015, the EPA published a suite of proposed rules to reduce methane and volatile organic compounds, or VOC, emissions from the oil and gas industry, including new “downstream” requirements covering equipment in the natural gas transmission segment of the industry that is not regulated by the existing rules. The proposed rule would require operators to use currently available technologies and equipment to reduce flaring, periodically inspect their operations for leaks and replace outdated equipment that vents large quantities of gas into the air. Finally, on January 22, 2016, the Bureau of Land Management announced a proposed rule to reduce the flaring, venting and leaking of methane from oil and gas operations on federal and Indian lands. The board of directors believes that these and similar regulatory programs are likely to achieve the objectives of the proposal more effectively and uniformly than the proponent’s proposed approach.

The Company monitors its GHG emissions and is subject to annual GHG reporting obligations pursuant to EPA’s Mandatory Greenhouse Gas Reporting regulations (40 CFR Part 98). Under Subpart A, C and W, the Company reports direct methane emissions to the EPA via the EPA’s online electronic greenhouse gas reporting tool (e-GGRT). Reported data is publicly available on the EPA’s website. We are and will continue measuring and monitoring GHG emissions from our operations in accordance with the GHG emissions reporting rules and believe that our monitoring and reporting activities are in compliance with applicable reporting obligations.

Moreover, we already take steps for emissions mitigation. We adhere to the gas well completions requirements per the state and federal regulations for both natural gas and condensate wells pursuant to the EPA’s New Source Performance Standards (NSPS) Subpart OOOO regulations. Under our operations, wells are brought online only when a flowline is available from the gathering and processing provider. All salable gas is routed to the flowline as soon as practicable, except certain rare time periods for which there are upset conditions. In such rare cases, gas is sent to a combustion device to be destructed. We also comply with state and federal air quality permitting regulations that require us to carry out leak detection and repair, or LDAR, programs at many of our facilities. Currently, we are in compliance with both Ohio (where most of our production and proved reserves are concentrated) and Colorado’s LDAR programs. These LDAR programs enable us to identify and repair leaks from certain equipment, reducing emissions, including methane emissions. We are complying and will continue to comply with currently applicable permitting requirements, and will comply with any applicable new methane emission standards that come into effect.

We also take steps beyond those required by law to reduce methane emissions. We plan to further reduce methane emissions by employing similar practices on a voluntary basis in our activities in Louisiana, which currently does not require us to carry out such programs, and believe that such voluntary practices will assist us in reducing fugitive emissions for our operations on a Company-wide basis. Since July 2015, we have installed instrument air as opposed to gas to control our pneumatic devices on all new pads in our Ohio operations and, at this time, all of our existing pads in our Ohio operations have been converted to instrument air, which we believe to be more effective (having gas driven pneumatic devices as a backup). These conversions have significantly decreased our fugitive emissions. In addition, at our West Cote Blanche Bay facility in Louisiana, we have replaced the four pneumatic chemical pumps with electric pumps, which will decrease the overall facility emissions. Through these efforts, we have proven our commitment to environmental sustainability and recognized the importance of environmental stewardship and the growing interest concerning levels of emissions of GHG and their potential effects on the earth’s climate. We expect to achieve further reductions through these and other initiatives and through implementation of regulatory-mandated procedures and equipment modifications under the NSPS Subpart OOOO regulations.

Finally, the creation of the report called for by the proposal would require an extensive analysis of many individual field facilities operated by the Company, unnecessarily layering additional and potentially inconsistent requirements on top of existing efforts to measure, mitigate and reduce methane emissions.

In light of (i) the costs associated with the preparation of the report requested in the proposal and (ii) such a report’s limited value in assisting the Company in improving its environmental performance, which the Company continues to monitor and address through what it believes are more cost effective and relevant means, the board of directors believes that the preparation of such a report would ultimately be an inefficient use of corporate resources and an unnecessary expense. The board of directors believes that the long-term interests of stockholders are best served by growing, managing and operating our business in a financially responsible manner that is focused on long-term value creation with due regard for the environment, which the Company continuously strives to achieve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “AGAINST” THE APPROVAL OF THE STOCKHOLDER PROPOSAL.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including with respect to the nomination of directors, at the 2017 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Assistant Corporate Secretary. The proposal must be received no later than January 7, 2017.

Stockholders who wish to propose a matter for action at the 2017 Annual Meeting, including with respect to the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Assistant Corporate Secretary between February 10, 2017 and March 12, 2017. You can obtain a copy of our bylaws by writing the Assistant Corporate Secretary at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Paul K. Heerwagen IV, our Assistant Corporate Secretary at Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Assistant Corporate Secretary at the address provided above and include the information required by our bylaws and discussed beginning on page 11 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE            SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4
NNNNNNNNN ADD 5
ADD 6
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 10, 2016.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and
AGAINST Proposal 4.
1. ELECTION OF DIRECTORS: For Withhold For Withhold For Withhold +
01—Michael G. Moore 02—Craig Groeschel 03—David L. Houston
04—C. Doug Johnson 05—Ben T. Morris 06—Scott E. Streller
For Against Abstain For Against Abstain
2. Proposal to Approve, on an Advisory Basis, the Compensation 3. Proposal to Ratify the Appointment of Our Independent
Paid to the Company’s Named Executive Officers Auditors, Grant Thornton LLP, for fiscal year 2016
4. Stockholder Proposal Regarding a Methane Emissions Report
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
NNNNNNN 1UPX 2 8 0 0 0 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
02CZND

Proxy – Gulfport Energy Corporation
You are cordially invited to attend the Annual Meeting of Stockholders To be held on June 10, 2016, at 10:00 a.m. Oklahoma City time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — GULFPORT ENERGY CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF Gulfport Energy Corporation This Proxy Is Solicited On Behalf Of The Board Of Directors
The undersigned hereby appoints Michael G. Moore and Aaron Gaydosik (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 10, 2016 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the 2016 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR EACH OF THE PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.
IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.
(Continued and to be marked, dated and signed on reverse side.)